CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

[***] indicates the redacted confidential portions of this exhibit.

SECOND AMENDED AND RESTATED LODGING OUTSOURCING AGREEMENT
AMONG
TRAVEL RESERVATIONS S.R.L,
DECOLAR.COM, INC.,
DESPEGAR.COM, CORP.,
AND
EXPEDIA, INC.
DATED
SEPTEMBER 13, 2024

TABLE OF CONTENTS
1.    DEFINITIONS    1
2.    LODGING SUPPLY    13
3.    ECONOMIC TERMS    25
4.    CONFIDENTIALITY    31
5.    DATA; SECURITY    33
6.    INTELLECTUAL PROPERTY; LICENSE    35
7.    REPRESENTATIONS, WARRANTIES AND COVENANTS    37
8.    COMPLIANCE; PROHIBITED ACTIVITIES; TERMS AND CONDITIONS; ADDITIONAL COVENANTS    39
9.    INDEMNIFICATION    43
10.    LIMITATION OF LIABILITY    47
11.    TERM AND TERMINATION    48
12.    TAXES.    50
13.    DISPUTE RESOLUTION    53
14.    RELEASES/PUBLICITY    54
15.    GENERAL    54

i

SECOND AMENDED AND RESTATED LODGING OUTSOURCING AGREEMENT
This Second Amended and Restated Lodging Outsourcing Agreement, dated September 13, 2024 (this “Agreement”), is among Expedia, Inc., a Washington corporation (“Expedia”), Travel Reservations S.R.L, a Uruguay corporation (“Travel Reservations”), Decolar.com, Inc., a Delaware Corporation (“Decolar Parent”, and together with Travel Reservations, jointly and severally, “Decolar”) and Despegar.com, Corp., a British Virgin Islands entity (“Decolar PubCo,” and together with Decolar Parent, each, a “Guarantor”).
WHEREAS, as of the date of this Agreement, Expedia owns 9,590,623 shares of common stock of Decolar Parent (the “Transaction Shares”);
WHEREAS, Decolar currently operates Travel Solutions in which it has access to and markets lodging reservations;
WHEREAS, Decolar wishes Expedia via its Affiliates to provide rates and availabilities for the Decolar Platform for properties as set forth herein via an API or other tools provided by Expedia;
WHEREAS, on July 12, 2017, the Parties entered into that certain Lodging Outsourcing Agreement, as amended and restated on November 15, 2019 (as further amended, supplemented or otherwise modified from time to time (the “Existing Agreement”)), which agreement the Parties agree will be terminated and cease to be in effect as of January 1, 2025 (the “Effective Date”); and
WHEREAS, Decolar Parent and Decolar PubCo intend to fully and unconditionally guarantee the performance and payment of Decolar under this Agreement.
THEREFORE, for good and valuable consideration which each of the Parties hereby acknowledge, the Parties hereby amend and restate the Existing Agreement as follows:
1.DEFINITIONS
1.1As used in this Agreement, the following terms have the following specified meanings:
“Accountant” means a certified public accounting firm chosen by the Parties from one of: KPMG, Ernst & Young, Deloitte and PricewaterhouseCoopers.
“Affiliate” of a Person (for the purposes of this definition, the “First Person”) means another Person that either directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the First Person. The term “Affiliate” with respect to Expedia will mean Expedia, and only those Persons over which Expedia Group, Inc., a Delaware corporation, has Control and will not be interpreted to include any of the following: (a) IAC/InterActiveCorp and its Affiliates (other than Expedia and its subsidiaries), (b) Liberty Interactive Corporation and its Affiliates (other than Expedia and its subsidiaries), (c) trivago GmbH and its subsidiaries or (d) Decolar PubCo and its Subsidiaries; provided, that in the case of clause (a) such Person shall be considered an Affiliate if such Person becomes and remains a direct or indirect wholly owned Subsidiary of Expedia, Inc. a Delaware corporation. For purposes of this Agreement, (i) neither Decolar nor its Affiliates will be deemed to be Affiliates of Expedia and its Affiliates and (ii) neither Expedia nor any of its Affiliates will be deemed to be Affiliates of Decolar and its Affiliates. The term “Affiliate” with respect to Decolar will mean Decolar PubCo and only those Persons over which Decolar PubCo has Control.

“Affiliate-Collect Booking” means an Expedia-Sourced Travel Booking for which the Room Revenue is collected from the End User by Decolar at the time of the Transaction.
“Agreement” means this Second Amended and Restated Lodging Outsourcing Agreement, including all exhibits and schedules hereto and all amendments, addenda or restatements hereto and thereto.
“Arbitrator” has the meaning set forth in Section 13.2.
“Bankruptcy Event” means with respect to any person, (i) such person commences a Bankruptcy Proceeding with respect to itself, (ii) has commenced against it a Bankruptcy Proceeding which remains unstayed or undismissed for a period of 30 days or more, (iii) becomes generally unable to, or admits in writing its inability to, pay its debts as they become due, or (iv) takes any action in furtherance of, or indicating its consent to, any of the acts described in clauses (i) through (iv).
“Bankruptcy Proceeding” means any proceeding or other action under any law relating to bankruptcy, insolvency, liquidation of assets, assignment for the benefit of creditors, conservatorship, moratorium, receivership or otherwise providing temporary or permanent relief to a debtor, in each case with respect to Decolar or an Affiliate thereof.
“Booking Holdings Group” means (a) Booking Holdings Inc. or any of its Affiliates as it may be constituted at any point in time, (b) the respective businesses of Booking.com, Priceline.com, Agoda.com, Kayak.com, RentalCars.com (collectively, the “Specified Booking Operations”), whether or not such businesses remain a part of the operations of Booking Holdings Group Inc. and (c) any future business of Booking Holdings Inc. which is similar in size and nature to the Specified Booking Operations, whether or not such business remains a part of the operations of Booking Holdings Inc.
“Bookings Shortfall” has the meaning set forth in Section 2.1.3(a).
“Business Day” means any day on which banks in New York, New York USA, and Buenos Aires, Argentina are open for commercial banking business during normal banking hours, other than Saturday, Sunday or any federal or national holiday in the United States or Argentina. For payment purposes, Business Day shall refer to the place of issuance of payment, which may be Brazil, Mexico, Uruguay, USA or any other that the Parties may agree on from time to time.
“Change of Control” means (a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Decolar Parent and its Subsidiaries, taken as a whole, to any Strategic Party or (b) the acquisition by any Strategic Party, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership, of more than 50% of the total voting or economic power of the securities of Decolar Parent or any direct or indirect parent of Decolar Parent.
“Claims” has the meaning set forth in Section 9.1.
“Compensation” means the amount of compensation designated as a commission or, for a non-commissionable rate, as a margin or facilitation fee, that Expedia or any of its Affiliates receives or is entitled to retain from amounts received from Decolar or any of its Affiliates, an End User, other third party or the Travel Supply Provider, in each case, solely and directly in respect of a specific Travel Booking, excluding any and all Indirect Revenues, Service Fees, any Taxes and net of any amounts relating to fraud, cancellations, refunds or otherwise.

“Confidential Customer Personal Data” means any of the following information with respect to any individual: (a) contact information, including name, street address, phone number, and email address; (b) IP address (depending on circumstances); (c) demographic information (when linked to an individual); (d) date of birth or age; and (e) citizenship.
“Confidential Information” has the meaning set forth in Section 4.1.
“Consumed” means, in the context of a Transaction, that the accommodation underlying such Transaction has actually been provided to, and consumed by, the End User by the relevant lodging Travel Supply Provider or other provider and that the Compensation for such Transaction has been retained or otherwise received by Expedia or its Affiliates.
“Consumed Travel Booking” has the meaning set forth in Section 3.1.1.
“Control” means, with regard to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity. A person who holds the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the shares (or other ownership interest, if not a corporation) of such entity through voting rights or through the exercise of rights pursuant to agreement shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.
“Copyright Act” means the United States Copyright Act of 1976, as amended from time to time.
“Costs” shall mean any and all costs, fees, contra-revenues or other expenses consistent with Expedia’s accounting policies and procedures, which, in each case, is in connection with this Agreement.
“Costs of Service” means any and all direct or indirect Costs arising out of, or related to, the servicing of a Transaction in connection with, or following the completion, of the booking, including Goodwill Modifications, refunds, chargebacks, relocations, disputes, uncollected payments, penalties, fines, customer support and service and other fees.
“Costs of Service Percentage” means [***]% or, if applicable, such percentage as determined from time to time in accordance with Section 3.6.
“Credit Card Fraud Costs” means any and all direct or indirect Costs related to, or arising out of, fraud, including amounts rebated, repaid, or refunded to any third party, including issuing banks, other credit and other payment card processors, merchants and Travel Supply Providers, in each case in connection with any Transaction.
“Credit Card Fraud Percentage” means [***]% or, if applicable, such percentage as determined from time to time in accordance with Section 3.6.
“Credit Card Transaction Costs” means any and all direct or indirect Costs that are charged by payment processing providers or services, including credit and other payment card fees, merchant fees, payment exchange systems fees (including Bitcoin and other electronic and/or future currencies) and any and all interest and other charges associated with such payments, which are paid in connection with any Transaction.
“Credit Card Transaction Percentage” means [***]% or, if applicable, such percentage as determined from time to time in accordance with Section 3.6.

“Customer Personal Data” means any Highly Sensitive Customer Personal Data, Highly Sensitive Customer Personal Data and Confidential Customer Personal Data.
“Decolar” has the meaning set forth in the preamble to this Agreement.
“Decolar API” means Decolar’s XML application protocol interface, or any future method, conduit or medium of delivery or access, which makes Decolar Travel Products available for booking by customers on any third-party Travel Solution.
“Decolar Application” has the meaning set forth in Section 2.1.2(a).
“Decolar Brand” means the Trademarks “Decolar” and “Despegar”, “Best Day”, “HotelDO”, “Stays”, “Viajes Falabella”, “Viajanet” or any other future brand that under which Decolar PubCo or any of its Subsidiaries operates.
“Decolar Channel” has the meaning set forth in Section 8.4.1(a).
“Decolar Customer Personal Data” has the meaning set forth in Section 5.1.2(a).
“Decolar Excluded Solutions” has the meaning given in Section 2.1.3(a).
“Decolar Indemnified Parties” has the meaning set forth in Section 9.1.
“Decolar Obligations” has the meaning set forth in Section 3.5.1.
“Decolar Parent” has the meaning set forth in the preamble to this Agreement.
“Decolar Platform” means any platform or Travel Solution owned, operated, facilitated, supported, or supplied by, or on behalf of, Decolar or its Affiliates to offer bookings of Travel Products, including Decolar’s desktop and mobile Websites, telesales services and systems, mobile applications, offline sales, and any other tools, applications (including the Decolar Application) or mediums now or hereafter developed, whether or not branded with a Decolar Brand.
“Decolar Privacy Policy” has the meaning set forth in Section 5.1.1.
“Decolar Predatory” has the meaning set forth in Section 8.4.1(a).
“Decolar PubCo” has the meaning set forth in the preamble to this Agreement
“Decolar Territory” means all countries in the South American continent and the countries of Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Costa Rica, Cuba, Curaçao, Dominica, Dominican Republic, El Salvador, Grenada, Guadeloupe, Guatemala, Haiti, Honduras, Jamaica, Martinique, Mexico, Montserrat, Nicaragua, Panama, Puerto Rico, Saba, Saint Barthélemy, Saint Kitts and Nevis, Saint Lucia, Saint Martin, Saint Vincent and the Grenadines, Sint Eustatius, Sint Maarten Trinidad and Tobago, Turks and Caicos Islands and U.S. Virgin Islands.
“Decolar Transactional Data” has the meaning set forth in Section 5.1.3(b).
“Decolar Travel Product” means any Travel Product which is offered, made available or otherwise permitted to be booked by, through or on behalf of Decolar and/or its Affiliates (other than Expedia-Sourced Travel Bookings).

“Disclosing Party” has the meaning set forth in Section 4.1.
“Dispute” means any dispute, controversy or disagreement between the Parties arising out of, or relating to, any provision in this Agreement, including its negotiation, validity, interpretation, existence, breach, termination, construction or application, or the rights or obligations of, or compliance with such rights and obligations by, any Party, or the relationship between the Parties.
“Effective Date” has the meaning set forth in the Recitals.
“Employer” has the meaning set forth in Section 15.3.
“End User” means a Person that is a consumer of a Travel Product.
“Excluded Providers” has the meaning set forth in Section 8.4.1(d).
“Existing Agreement” has the meaning set forth in the Recitals.
“Expedia” has the meaning set forth in the preamble to this Agreement.
“Expedia Account” has the meaning set forth in Section 3.3.4.
“Expedia API” means Expedia’s XML application protocol interface, or any future method, conduit or medium of delivery or access, which makes Expedia’s travel products and services available for booking by customers on any third-party Travel Solution, including through the Decolar Platform.
“Expedia Incremental Taxes” means any additional Taxes imposed on or payable by Expedia or any of its Affiliates arising out of or resulting from the failure by Decolar to, with respect to any Expedia-Sourced Travel Bookings booked after the date of this Agreement, separately state any Service Fees charged by Decolar from the Room Rate.
“Expedia Indemnified Parties” has the meaning set forth in Section 9.2.
“Expedia Information” has the meaning set forth in Section 6.1.1.
“Expedia Share of Wallet” has the meaning set forth in Section 2.1.3(a)
“Expedia-Sourced Travel Bookings” means Travel Bookings of Expedia Travel Products sourced through the Expedia API which are made on or through the Decolar Application or Decolar Platform.
“Expedia Specifications” has the meaning set forth in Section 2.1.2(a)
“Expedia Transactional Data” has the meaning set forth in Section 5.1.3(a)
“Expedia Travel Product” means any Travel Product (including any Vrbo Properties provided pursuant to Section 2.5), which is offered, made available or otherwise permitted to be booked (existing now or made available in the future) by, through or on behalf of Expedia and/or its Affiliates.
“Expedia Travel Solution” means a Travel Solution operated by or on behalf of, or otherwise powered (whether through the provision of Travel Products, technology or otherwise), supported or facilitated by Expedia or its Affiliates through the use of an Expedia Platform.

“Expedia Travel Solution Taxes” means all Travel Solution Taxes (other than any Expedia Incremental Taxes) that are or may be imposed or incurred, with respect to any Expedia-Sourced Travel Bookings booked after [***] to be paid, remitted or forwarded by or on behalf of Expedia or its Affiliates to any Travel Supply Provider or any Governmental Authority. For the avoidance of doubt, Transaction Taxes and Expedia Incremental Taxes are not included in Expedia Travel Solution Taxes.
“Expedia Travel Unclaimed Property Liabilities” has the meaning set forth in Section 12.2.2.
“Final Determination” has the meaning set forth in Section 12.4.
“Foregone Gross Profit” has the meaning set forth in Section 2.1.3(a).
“Goodwill Modifications” has the meaning set forth in Section 2.1.8(b).
“Governmental Authorities” means any national, state, provincial, municipal or local or similar governments, regulatory or taxing authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals, or dispute settlement panels or other Law, rule or regulation-making organizations or entities (including any travel industry regulatory or administrative body): (i) having or purporting to have jurisdiction on behalf of any nation, territory, state, or other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power over a Party or any Affiliate.
“Gross Booking Value” or “GBV” means, for each Measurement Period, the total amount actually collected, or which should have been collected, or that will be collected when a Travel Booking is Consumed, from an End User (in each case, excluding the impact of any coupons, credits, promotions or other discounts offered or provided by a party other than Expedia) with respect to a Travel Booking by the End User.
“Gross Profit” means, for any relevant period, an amount equal to (a) GBV received by Expedia or Decolar for each Expedia-Sourced Travel Booking in each case for a Consumed Travel Booking excluding any and all Indirect Revenues, Service Fees, any Taxes and net of any amounts relating to fraud, cancellations, refunds or otherwise, less (b) without duplication, Costs associated with any debit memo, replacement room nights, chargebacks, and cancellation fees where applicable, less (c) the cost of providing the room accommodation reservation; less (d) without duplication, the product of (i) the sum (A) where Expedia or its Affiliate processes a credit card for a Transaction, the Credit Card Fraud Percentage plus Credit Card Transaction Percentage; plus (B) the Cost of Service Percentage; and plus (C) for each Property-Collect Booking Transaction, [***]% and (ii) such GBV, and less (e) if, for any applicable period of determination, the Decolar Obligations exceed two times the Posted Collateral, the product of (1) the Insurance Cost Percentage and (2) one (1) less the quotient of (x) two times Posted Collateral over (y) Decolar Obligations, each of the foregoing in this clause (e) calculated for such period based on an average daily basis (the amount in subpart (e), the “Excess Insurance Cost”).
“Guarantors” has the meaning set forth in the preamble to this Agreement.
“Guest Reviews” means any reviews by customers for a given Expedia Travel Product included within Expedia Information.
“Highly Sensitive Customer Personal Data” means any of the following information with respect to any individual: (a) financial/payment account numbers, including credit/debit card numbers; (b) authentication data, such as passwords or PINs, for financial or medical accounts; (c) social security numbers and other national identification numbers; (d) driver’s license number; (e) passport numbers; (f) email addresses; (g) telephone numbers; and (h) data related to racial or ethnic origin, political opinions, moral, religious or philosophical views, trade union affiliations, health and/or sexual preferences.
“Indemnified Party” has the meaning set forth in Section 9.3.
“Indemnifying Party” has the meaning set forth in Section 9.3.
“Indirect Revenues” means, for a given period, the aggregate amount (without duplication) of any revenues received by a Party or its Affiliates indirectly related to any Travel Bookings or other transactions through a Travel Solution, including Overrides, marketing funds from Travel Supply Providers or other third parties, bonus payment processing revenues (such as credit card fees and rebates), and vendor bonuses.
“Initiative” means a data sharing initiative being carried out amongst Decolar, Expedia, and [***] with the purpose of increasing bookings of applicable Expedia Sourced Travel Bookings through the Decolar Application or Decolar Platform.
“Initiative Data” means Gross Booking Value, Room Revenue, net room nights, average daily rate, booking window, length of stay, and rate plan mix, and any other data agreed upon by the parties in writing.
“Insurance Costs Percentage” means [***]% or, if applicable, such percentage as determined from time to time in accordance with Section 3.6.
“Intellectual Property Rights” means all technology, intellectual property or other proprietary rights in any jurisdiction (including People’s Republic of China) including: (i) rights in, arising out of, or associated with published and unpublished works of authorship, including rights in audiovisual works, collective works, computer programs (whether in source code or executable form and whether in open source or proprietary form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings, and rights granted under the Copyright Act or any similar Law of another jurisdiction; (ii) rights in, arising out of, or associated with databases, data compilations and collections and technical data; (iii) rights in, arising out of, or associated with inventions, discoveries, improvements, business methods, compositions of matter, machines, methods and processes and new uses for any of the preceding items, including rights granted under the Patent Act or any similar Law of another jurisdiction; (iv) rights in, arising out of, or associated with Trademarks, including without limitation rights granted under the Lanham Act or any similar Law of another jurisdiction and under the common law; (v) rights in, arising out of, or associated with information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques, including rights granted under the Uniform Trade Secrets Act or any similar Law of another jurisdiction; (vi) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, persona, or likeness, including rights of personality, privacy, and publicity; (vii) rights of attribution and integrity and other moral rights of an author; and (viii) rights in, arising out of, or associated with domain names, social media handles and other identifiers, web addresses and Websites.
“Interest Rate” means a rate per annum equal to the Secured Overnight Financing Rate for borrowings of a three (3)-month period as published by the CME Group Benchmark Administration Limited, or, if not published thereby, in another authoritative source selected by the Parties), on the date such payment was required to be made (or, if unavailable, on the next preceding date for which such quotation is available) plus 500 basis points.
“Investors’ Rights Agreement” means that certain Fifth Amended and Restated Investors’ Rights Agreement, entered into as of March 6, 2015, by and among Decolar Parent and the Stockholders (as defined therein).
“Lanham Act” means the Lanham (Trademark) Act, 17 U.S.C. §§ 1051 et seq.
“Laws” means any law, common law, rule, statute, regulation, by-law, order, ordinance, protocol, code, guideline, treaty, policy, notice, direction or judicial, arbitral, administrative, tribunal, ministerial or departmental judgment, award, decree, treaty, directive, or other requirement or guideline published or in force at any time during the Term, which applies to or is otherwise intended to govern or regulate either or both Parties, property, transaction, activity, event or other matter, including any rule, order, judgment, directive or other requirement or guideline; provided, however, that in respect of any of the foregoing it is issued by any Governmental Authority. For the avoidance of doubt, Law includes Privacy Law.
“Licensee” has the meaning set forth in Section 6.2.
“Licensor” has the meaning set forth in Section 6.2.
“Marketing Fee Payments” has the meaning set forth in Section 3.2.1.
“Marketing Fee Statement” has the meaning set forth in 3.4.1.
“Marketing Fees” has the meaning set forth in Section 3.1.1.
[***].
“Materials” has the meaning set forth in Section 6.2.
“Merchant of Record” means a Person collecting revenues and any other amounts (including amounts in respect of Taxes) from End Users or other parties on behalf of another Person with respect to any Travel Bookings of (or other transactions through a Travel Solution in respect of) Travel Products offered by such other Person.
“Minimum Bookings Percentage” has the meaning set forth in Section 2.1.3(a).
“NOC Transition Date” means the date on which Expedia notifies Decolar that (i) Decolar has completed certain developments, to Expedia’s reasonable satisfaction, that are necessary in order for net remittance of Travel Bookings to be enacted, including but not limited to integrating a new set of API profiles/client dentifications and enacting the changes for the Mexican point of sale required under this Agreement, and (ii) both parties are capable of processing net remittance of Travel Bookings.
“Non-Refundable Travel Booking” means any Expedia-Sourced Travel Booking that cannot be cancelled without eliminating all rights of the applicable Travel Supply Provider to any portion of the Room Revenue in respect of such Expedia-Sourced Travel Booking.
“Notice” has the meaning set forth in Section 15.9.
“OFAC” has the meaning set forth in Section 7.2.1.

“Overrides” means, for a given period, the aggregate amount (without duplication) of any and all remuneration of any kind paid by a Travel Supply Provider to Expedia or its Affiliates which remuneration is, or was, contingent upon the achievement of one or more performance metrics.
“Package” has the meaning set forth in Schedule 4.
“Party” means any of Decolar, Decolar Parent or Expedia; and “Parties” means Decolar, Decolar Parent, and Expedia, collectively.
“Patent Act” means the U.S. Patent Act, 35 U.S.C. §§ 1 et seq.
“Payment” means any payment due and payable from one Party under this Agreement to the other Party, including Marketing Fee Payments, Room Revenue Payments, etc.
“Payment Card Industry Data Standard Security Requirements” means those payment card industry data standard security requirements and integrated cardholder information security program established by the major credit card network entities with respect to the security requirements imposed on services providers supporting debit, credit, prepaid or other payment cards.
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority.
“Pre-Approved Eligible Bank” means [***], provided that such list may be modified from time to time by Expedia in good faith to remove a financial institution or add a financial institution located in the United States.
“Privacy Law” means any applicable Law in any jurisdiction relating to the collection, use, storage or disclosure of information about an identified or identifiable individual or other Person.
“Posted Collateral” means the Qualifying Letters of Credit and Security Deposit provided pursuant to Section 3.5.
“Property-Collect Booking” means a booking for which the Room Revenue is collected from the End User by the property at the time of check-out or at a time otherwise agreed by the property and Expedia or its Corporate Affiliates.
“Qualifying Insurance” has the meaning set forth in Section 3.5.
“Qualifying Insurer” means an insurer of international standing and repute with a Standard & Poor’s rating of at least AA (Very Strong).
“Qualifying Letter of Credit” has the meaning set forth in Section 3.5.1.
“Quarterly Minimum Bookings Statement” has the meaning set forth in Section 3.4.2.
“Receiving Party” has the meaning set forth in Section 4.1.
“Refund Fees” has the meaning set forth in Section 3.4.1.
“Representative” of a Party, means an officer, director, stockholder, employee, agent, advisor or consultant of such Party.

“Required Collateral Amount” has the meaning set forth in Section 3.5.1.
“Reserved Liability” has the meaning set forth in Section 9.4.7.
“Restricted Employee” has the meaning set forth in Section 15.3.
“Room Rate” means, for any given Expedia Travel Product, the rate which is provided to Decolar by Expedia through the Expedia API for such Expedia Travel Product, including the nightly rate, applicable Taxes and fees and any other pricing related information.
“Room Revenue” has the meaning set forth in Section 3.3.
“Room Revenue Payment” has the meaning set forth in Section 3.3.2.
“Sanctions Target” an individual, entity or body that is (i) listed on the EU Consolidated List of Designated Parties, maintained by the European Union; the Consolidated List of Asset Freeze Targets, maintained by HM Treasury (UK); any other list of designated parties maintained by the EU or its Member States; the U.S. List of Specially Designated Nationals and Blocked Persons or the U.S. Foreign Sanctions Evaders List, maintained by OFAC; the U.S. Entity List or the U.S. Denied Persons List, maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or any list of parties subject to asset-freezing measures issued by the United Nations; (ii) is 50% or more owned or controlled, directly or indirectly, individually or in the aggregate, by any one or more parties on the foregoing lists; or (iii) is ordinarily resident, incorporated, or headquartered in any territory that is or becomes subject to comprehensive U.S. economic sanctions, including at the time of this Agreement Cuba, Iran, North Korea, Syria, and the designated areas of Ukraine.
“Service Fees” means for any Travel Product any services fees or booking fees added to, or otherwise included in, a Room Rate.
“Sort Order” means the sort order in which Travel Products are returned to the Decolar Application and/or the Decolar Platform and displayed on an applicable Decolar Platform through the Expedia API.
“Stock Repurchase Agreement” means that certain Stock Repurchase Agreement, entered into as of March 3, 2015, by and among Decolar Parent and the Sellers (as defined therein).
“Stock Subscription Agreement” means that certain Common Stock Subscription Agreement, entered into as of March 3, 2015, by and among Decolar Parent, Expedia and the Pre-Closing Holders (as defined therein).
“Strategic Party” means any Person other than a single individual which does not directly or indirectly own or Control, any assets or companies operating (x) in the consumer or corporate travel industry, or (y) as an Internet-enabled provider of travel search or information services.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Tax” or, collectively, “Taxes” means any and all federal, national, state, local, provincial and other taxes, imposts, duties, levies, assessments and other similar governmental charges and fees imposed by any Governmental Authority, including capital gains, occupancy, gross receipts, business, income, profits, sales, use, lodging or accommodation, value added, goods and services, ad valorem, transfer, franchise, withholding, recapture, stamp duty, excise and property taxes and other taxes of any nature whatsoever (but not, for the avoidance of doubt, any Unclaimed Property Liabilities), together with all interest, penalties, and additions imposed with respect to such amounts.
“Tax Returns” has the meaning set forth in Section 12.1.2.
“Term” has the meaning set forth in Section 11.1.
“Trademark” means any words, names, symbols, sounds, devices, designs, and other designations, and combinations of the preceding items, used to indicate a source of origin or form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks, in each case, whether or not registered.
“Transaction” means a Travel Booking through the Expedia API.
“Transaction Agreements” means this Agreement, the Stock Repurchase Agreement, the Stock Subscription Agreement, the Investors’ Rights Agreement and the Voting Agreement.
“Transaction Shares” has the meaning set forth in the Recitals.
“Transaction Statement” has the meaning set forth in Section 3.3.1.
“Transaction Taxes” means any and all sales, use, excise, gross receipts, value added, goods and services, occupancy, consumption, accommodation, tourism and any other similar transfer Taxes that are in the nature of transaction Taxes (and that are not in the nature of business activity Taxes imposed on, measured by, or based on gross or net income or gross or net receipts that are not transaction Taxes (including, but not limited to, the Business and Occupation Taxes imposed by the State of Washington or any locality thereof), filing and recordation fees and similar Taxes, charges and fees incurred with respect to any amounts payable or deemed to be payable to Decolar by Expedia or to Expedia by Decolar pursuant to this Agreement.
“Transition Term” has the meaning set forth in Section 11.2.3(c).
“Travel Booking” means the booking of a Travel Product.
“Travel Products” means lodging and lodging-like products and services (available now or hereafter fully developed), whether as a standalone product or a Package, which may be offered for booking by a Party or its Affiliates in its sole discretion from time to time.
“Travel Solution” means any online (including Websites) or offline portal, medium or other channel for consumer activities relating to travel or travel-related products, services or other offerings, including shopping, booking, reviewing, searching and redeeming of such travel or travel-related products, offerings and services.
“Travel Solution Taxes” means all Travel Taxes (or amounts in respect of Travel Taxes, but not any costs or expenses) that are or may be imposed or incurred with respect to any Travel Bookings by or for End Users through Travel Solutions, to be paid, remitted or forwarded by or on behalf of a Party or its Affiliates to any Travel Supply Provider or any Governmental Authority. For the avoidance of doubt, Transaction Taxes are not included in Travel Solution Taxes.

“Travel Supply Provider” means a third-party supplier of any lodging pursuant to a contract between such supplier, on the one hand, and a Party and/or its Affiliates, on the other hand.
“Travel Taxes” means any and all sales, use, occupancy, lodging, tourism related, excise, gross receipts, value added, ad valorem, goods and services and other similar types of transfer Taxes, duties, fees, public imposts, or charges and Taxes however designated, and other transactional Taxes or fees of any kind (including any related interest, penalties and additions to Tax) imposed by any Governmental Authority that are imposed on, measured by, or in relation to amounts paid for hotel room, lodging, or accommodation rentals, car rentals, tours, attractions, theme park admissions, show tickets, ground transportation, other in-destination activities, airfare, or other travel-related services, including services typically provided by online companies and services typically provided in connection with the furnishing of accommodations and/or travel related products. For the avoidance of doubt and notwithstanding anything to the contrary herein, (i) Transaction Taxes incurred in connection with amounts payable or deemed payable pursuant to this Agreement shall be borne by Decolar and Expedia in accordance with Section 12.1.1 (and shall not be considered Travel Taxes), and (ii) Taxes imposed on the net income or net worth of Expedia or Decolar, respectively, or franchise or other business activity Taxes imposed by a jurisdiction in lieu of net income Taxes where such jurisdiction does not impose a Tax on net income (including, the Ohio Commercial Activity Tax, the Washington Business and Occupation Tax, the Nevada Commerce Tax and the Texas Franchise (Margins) Tax), shall be borne by the Person incurring such Taxes (and shall not be considered Travel Taxes), and Taxes in the nature of business activity Taxes that may be imposed on income with respect to Travel Bookings or Travel Solutions, such as gross receipts Taxes or general excise Taxes, shall not be treated as Taxes on net income, and therefore shall not be excluded from the definition of Travel Taxes pursuant to this clause (ii), although the Parties neither concede nor agree that any such Taxes apply to Travel Bookings or the Travel Solutions as a matter of applicable Law.
“TSF” means the traveler service fee paid by the End User of a Vrbo Transaction, as set out in the Expedia API;
“Unclaimed Property Liabilities” means any and all Losses arising out of or relating to unclaimed property or escheatment proceedings or claims instituted or otherwise made by or on behalf of any Governmental Authority or other third Person. For the avoidance of doubt, the Parties neither concede nor agree that any amounts associated with any Travel Bookings or Travel Solution give rise to Unclaimed Property Liabilities as a matter of applicable Law.
“Uniform Trade Secrets Act” means the Uniform Trade Secrets Act, published by the Uniform Law Commission of 1979, as amended in 1985.
“USD” or “$” means United States dollars, the lawful currency of the United States of America.
“Voting Agreement” means that certain Third Amended and Restated Voting Agreement entered into as of March 6, 2015, by and among Decolar Parent and the Stockholders (as defined therein).
“Voyager Materials” has the meaning set forth in Section 6.5.2.
“Voyager Tool” has the meaning set forth in Section 6.5.1.
“Vrbo” means the relevant entity from the following: EG Vacation Rentals Ltd., HomeAway.com Inc., Bookabach Ltd., Stayz Pty Ltd., or HomeAway Emerging Markets Pty. Ltd., or any other Group Member of the above as identified in the Vrbo T&Cs for any given Booking.

“Vrbo Gross Profit” means an amount equal to (a) GBV or TSF received by Expedia or its Affiliates for a Consumed Vrbo Transaction excluding any and all Indirect Revenues, Service Fees, any Taxes and net of any amounts relating to fraud, cancellations, refunds or otherwise less, (b) where applicable in relation to a Travel Booking, without duplication, Costs associated with any debit memo, replacement room nights, charge backs, and cancellation fees where applicable less; (c) the cost of providing the room accommodation reservation; less (d) where applicable in relation to a Travel Booking, without duplication, the product of (i) (A) where Expedia or its Affiliate processes a credit card for a Transaction, [***]% of GBV; plus (B) [***]% of GBV for Cost of Service. For Gross Profit based only on TSF, (d) shall not apply.
“Vrbo Transaction” means a Travel Booking of a Vrbo Property through the Expedia API.
“Website” means any and all mediums, tools, instruments, channels and/or methods, now or hereafter developed for the access, distribution or sharing of information or electronically conducting commerce over a publicly available network, including a website, application and any and all versions of such sites and/or applications specifically designed and optimized for mobile device, such as a smartphone, tablet computer or other similar end user device.
1.2Interpretation. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply:
1.2.1The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
1.2.2The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against either Party.
1.2.3Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
1.2.4Unless otherwise specified herein, any reference to any agreement, document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.
1.2.5Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.
1.2.6Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless the context specifies otherwise.
1.2.7Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.2.8Whenever the words “hereunder,” “hereof,” “hereto” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof.
1.2.9The word “or” is used in the inclusive sense of “or.” The terms “or,” “any” and “either” are not exclusive.
1.2.10Unless otherwise specified herein, whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.
1.2.11Unless otherwise specified, all references to money amounts are to the lawful currency of the United States of America.
1.2.12Headings of Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.
2.LODGING SUPPLY
2.1Lodging Supply to Decolar.
2.1.1Expedia API. Except as otherwise expressly provided herein, at all times, during the Term of this Agreement, Expedia shall make the then-current version of the Expedia API available to Decolar for use by Decolar and its Affiliates in accordance with the provisions of this Agreement and the Expedia Specifications. Expedia shall be responsible for any and all costs associated with the standard development and operations of the Expedia API in the form delivered to Decolar. The Parties acknowledge and agree that this Agreement is intended to create a white label service that does not reveal Expedia’s or its Affiliates’ branding, Marks and Materials to End Users and accordingly the same shall not be revealed to third parties except as required by law or this Agreement to Decolar users.
2.1.2Decolar Application.
(a)Interface with Expedia API. Decolar shall ensure, in the terms set forth herein, that the Decolar Platform that interfaces with the then-current version of the Expedia API to enable the exchange of data regarding Expedia Travel Products (the “Decolar Application”) is and at all times (i) consistent with the then-current version of the Expedia API; and (ii) in accordance with the Expedia API specifications, including those specifications available at https://developers.expediagroup.com/docs/products/rapid, as in effect from time to time (the “Expedia Specifications”). At any time upon reasonable prior notice to Decolar, Expedia will have the right to review the usage by Decolar of, and interface of the Decolar Platform with, the then-current version of the Expedia API. Where Expedia informs Decolar that reasonable modifications or updates (A) will occur or have occurred to the Expedia API and/or Expedia Specifications as generally applicable to all applicable third-party commercial recipients of the Expedia API feed or (B) are otherwise necessary or advisable to the Decolar Platform, Decolar shall use its commercially reasonable efforts to make the necessary modifications to the Decolar Platform to integrate such modifications or updates promptly and, in any event, as soon as reasonably practicable, but in any event, by the end of the following calendar quarter.
(b)Currency of API Calls. Decolar shall ensure that any call to the Expedia API via the Decolar Platform for Expedia Travel Products shall be made solely in the following currencies: (i) for the Decolar Platform with a Brazilian country code top-level domain (being .br or com.br or any variation thereof) (“Brazilian POS”), in Brazilian Real, (ii) for the Decolar Platform with a Mexican country-code top-level domain (being .mx or .com.mx or any variation thereof) (“Mexican POS”), Mexican Pesos, and (iii) for any other Decolar Platform in such currency as Expedia may make available therefor via the Expedia API.
(c)Measures for Noncompliance. If Decolar fails to comply with any of its obligations under this Section 2.1.2, Expedia shall be entitled to (i) withhold payment due to Decolar under the Agreement for an amount equal to any losses suffered by Expedia as a result of such failure, or deduct and withhold on any payment for such amounts to Decolar in order to comply with its or its Affiliates’ obligations under applicable tax Laws, and (ii) suspend access to the Expedia Travel Products being affected by the corresponding failure, to the extent reasonably necessary in order for Expedia to address such noncompliance.
2.1.3Expedia Share of Wallet.
(a)Defined Terms. The following terms have the following meanings:
“Bookings Shortfall” means, for any Measurement Period, the amount by which the Gross Booking Value of Expedia-Sourced Travel Bookings on the Decolar Platform for such Measurement Period, irrespective of whether such Expedia-Sourced Travel Booking was Consumed, fell short of that which would have been required for the Expedia Share of Wallet to equal the Minimum Bookings Percentage.
“Decolar Excluded Solutions” means (a) software systems such as Software-as-a-Service and booking engine offerings enabling third persons to sell, advertise, promote or distribute products and services but not Decolar Travel Products and Expedia Travel Products (whether or not branded with or featuring Decolar’s or its Affiliates’ brands), and (b) booking tools and white label sites enabling third parties to offer bookings of lodging and lodging-like travel products or services (whether or not branded with or featuring Decolar’s or its Affiliates’ brands) but not Decolar Travel Products and Expedia Travel Products; provided that, such products and services will include Travel Products sold by licensees of the foregoing solutions from third parties. For the avoidance of doubt, any Decolar Travel Products and Expedia Travel Products that may be offered through Decolar Excluded Solutions will be subject to the Expedia Share of Wallet and related calculations.
“Expedia Share of Wallet” means, for any Measurement Period, the quotient, expressed as a percentage, of: (a) the Gross Booking Value (less the value of any cancellations) from Expedia-Sourced Travel Bookings booked, regardless whether Consumed, during such Measurement Period, divided by (b) the Gross Booking Value of Travel Bookings booked, regardless whether Consumed, (less the value of any cancellations) on or through the Decolar Platform less the Gross Booking Value of Travel Bookings booked regardless whether Consumed (less the value of any cancellations) through Decolar Excluded Solutions, in each case during such Measurement Period.
“Foregone Gross Profit” means with respect to a Bookings Shortfall in a Measurement Period, the Gross Profit that would have been retained or otherwise received by Expedia under this Agreement (the "Expedia Gross Profit") had Expedia-Sourced Travel Bookings been made with a Gross Booking Value (less the value of any cancellations using the average value of cancellations for such Measurement Period) equal to the Bookings Shortfall, assuming for such purpose that the amounts described in clauses (b) through (e) of the definition of Gross Profit constitute the same percentage of Gross Booking Value of the Bookings Shortfall as each did as a percentage of Gross Booking Value for all Travel Bookings during such Measurement Period. In calculating the Foregone Gross Profit, no regard will be made as to whether or not the applicable Travel Booking was Consumed (i.e., the calculations of Gross Profit and GBV will not require a Travel Booking to be Consumed for the applicable amounts of such Travel Booking being included in the calculation thereof).
“Measurement Period” means each six (6) month period commencing on January 1 and July 1 of each year.
“Minimum Bookings Percentage” means [***]%.
(b)Share of Wallet Obligation. Decolar shall ensure that the Expedia Share of Wallet is no less than the Minimum Bookings Percentage in any Measurement Period. By no later than the Measurement Period following that during which a Bookings Shortfall occurs, Decolar shall cause the Decolar Platform to book Expedia-Sourced Travel Bookings with an aggregate GBV in the amount of such Bookings Shortfall, in addition to that required to achieve the Minimum Bookings Percentage. The obligation in the preceding sentence and in the following clause (c), shall not be due to the extent that a Booking Shortfall is attributable to a breach by Expedia of the Agreement.
(c)Supplier Relevance Makewhole. The Parties agree that: (i) the value of Expedia-Sourced Travel Bookings hereunder consists not only of the direct profit arising from such transactions but also of the value that generating booking volumes has to Expedia’s relevance to Travel Suppliers; (ii) the damages suffered by Expedia as a result of a reduction in supplier relevance resulting from a breach of the foregoing clause (b) (Share of Wallet Obligation) would be impossible to accurately estimate; and (iii) the remedy in the following sentence constitutes a reasonable estimate of the actual or anticipated harm that might arise from such a breach. Accordingly, in addition to the obligation described in clause (b) (Share of Wallet Obligations) above, if the Expedia Share of Wallet during any Measurement Period is less than [***]%, without prejudice to Expedia’s rights under Sections 11.2.3(b) and 11.3.2, if applicable, Decolar shall pay to Expedia, by no later than the end of the following Measurement Period, an amount equal to the Foregone Gross Profit in respect of the applicable Bookings Shortfall.
(d)Audit Right. Expedia shall have the right to appoint the Accountant to audit all activity in connection with this Section 2.1.3 (an “Audit”) upon providing at least thirty (30) days prior written notice to Decolar and no more frequently than once per calendar year (and at one additional time per calendar year if such cost is borne by Expedia). The Parties shall select the Accountant for the Audit and shall schedule a mutually convenient time for the Audit; provided that any Audit shall be conducted during normal business hours. The cost of the Audit shall be shared equally between the Parties. The output report of the Audit shall be shared with both Parties. The Audit shall cover, at a minimum: a full reconciliation at a transactional level of all Travel Bookings, which are itemized on a booking-by-booking basis (including the following details of the booking: hotel, hotel IDs, dates of stay, GBV, room rate, and Expedia Gross Profit (if any) and the associated supporting data from Decolar financial systems of record, including without limitation evidence of (1) the total GBV from non-Expedia Travel Bookings and Expedia Travel Bookings (irrespective of whether the Travel Booking was Consumed); (2) Expedia Gross Profit (irrespective of whether the Travel Booking was Consumed); and (3) bookings of Packages, including the composition and individual component pricing and allocation of revenue and gross profit amongst lodging and non-lodging components and, if applicable, cost of each individual component of such package, unless otherwise provided in this Agreement. The Audit shall encompass Decolar and all of its Affiliates (trading and non-trading).
2.1.4Decolar as Merchant of Record. Decolar or an Affiliate of Decolar will act as the Merchant of Record on all Expedia-Sourced Travel Bookings with respect to non-refundable and other pay-in-advance bookings of Travel Products, where applicable, that are supplied by Expedia or its Affiliates pursuant to this Agreement, except for such Expedia-Sourced Travel Bookings for which Expedia and Decolar agree by virtue of using certain booking channels that Expedia or its Affiliate shall serve as the Merchant of Record, which shall be included in the calculation of the Expedia Share of Wallet.
2.1.5Display and Pricing Obligations. Decolar and its Affiliates shall display, or cause to be displayed, and shall make available Expedia Travel Products for booking on the Decolar Platform. The Expedia Travel Products (other than those that are a part of a Package) shall be displayed on such Decolar Platforms in a manner that (i) is at least as prominent as any other supply provider with the same or a similar price or compensation for a similar Travel Product, and (ii) does not otherwise discriminate against or purposefully disadvantage such Expedia Travel Products relative to any other Travel Products offered or made available on such Decolar Platform, whether through sort order, merchandising campaigns or otherwise. Except as otherwise provided herein, the Sort Order of the Expedia Travel Products shall be displayed on the Decolar Platforms as determined by Decolar in its sole discretion.
2.1.6Quality of Expedia Travel Products.
(a)Expedia Service Level Obligations. If at any time during the Term, the Expedia API (a) fails completely to respond to the Decolar Application for a period in excess of [***] continuous minutes or (b) fails to respond within [***] seconds on [***]% of list, availability or reservation requests made by the Decolar Application in accordance herewith in conjunction with completing a Transaction for a period in excess of [***] continuous minutes (each, an “Expedia Service Level Failure”), then Decolar may switch to other sources of inventory, subject to Section 8.4.1(d) and Section 2.1.10 (a “Performance Switch”) without any penalty only until such time as the immediately following time that the Expedia API is again responsive or timely responsive. Expedia agrees that Decolar will be treated substantially similarly to other similarly situated recipients of lodging supply through the Expedia API in the same geographic region (including Hotels.com and Expedia’s Affiliates marketing their products in such region) with respect to response times of the Expedia API. In addition, Expedia and Decolar will work together in seeking optimal solutions for customers with respect to Expedia API and Decolar Platform performance.
(b)Credit for Performance Switch. [***].
(c)Parity of Decolar Supply. Expedia shall make such Travel Products available to Decolar through the Expedia API at rates and availability (other than with respect to (i) limited promotions and (ii) testing optimization) that are substantially equivalent, to those made available at such time to End Users on the then-current version of the Hotels.com-branded Expedia Travel Solution in the same country in which the comparison is made (so by way of example, Expedia will make available Travel Products on Hotels.com, the comparison will be made to the Hotels.com US Website, but only to the extent Expedia or its Affiliates are not, on the advice of counsel, prohibited from making such Expedia Travel Products available to Decolar and its Affiliates by the terms of the applicable contract between Expedia or its Affiliates and the applicable Travel Supply Provider with respect to such hotel). Expedia represents that it will not intentionally show bias against Decolar with respect to the rates and availability of Travel Products on such Hotels.com-branded Expedia Travel Solution relative to other Expedia Travel Solutions in the corresponding territory.
2.1.7Expedia Rights. Expedia reserves the right to remove Expedia API access and/or cancel any and all Expedia-Sourced Travel Bookings, if Decolar or any party which owns or otherwise operates any such Decolar Platform (a) does not comply, in all material respects, with rules, regulations or policies for use of the Expedia API as determined by Expedia reasonable discretion from time to time, including modifications to pricing and/or unauthorized modifications to pricing display for Expedia Travel Products (whether through couponing, discounting, promotions or otherwise); (b) are identified with inactive Expedia API access or Decolar and its Affiliate’s sites with no live content for a period of seven (7) days; (c) are non-responsive to correspondence within reasonable time, reasonable corrections or requests regarding the Expedia API; (d) does not comply, in all material respects, with the payment provisions under Section 3 or (e) commit any other acts or omissions that, in Expedia’s reasonable sole discretion, may pose material threats to Expedia’s (i) financial stability, (ii) information/data security, (iii) agreements, licenses or relationships with its Travel Supply Providers and/or (iv) Expedia’s Intellectual Property Rights, and, in the case of each of the preceding clauses (a), (b), (c) and (e), does not cure the circumstances described in such clause within a reasonable period of time, which period shall be no less than ten (10) days after notification by Expedia of the first occurrence thereof; provided, however, (A) in the event of each successive violation of the preceding clauses (b), (c) and (e), Expedia shall not be obligated to provide any cure period and (B) in the event of more than three successive violations of the preceding clause (a) within any twelve (12)-month period Expedia shall not be obligated to provide any cure period. In the event that Expedia identifies the volume of queries originating from Decolar’s use of the Expedia API unduly burdens the Expedia API (or any of the associated systems, network devices or data), and/or creates capacity-related issues or results in material additional costs, Expedia will promptly notify Decolar in writing of any such circumstances, and Decolar shall, within 15 days, provide Expedia with a remediation plan to reduce such load or issues to be applied no later than 15 days thereafter. If Decolar fails to cooperate in making such necessary changes, Expedia reserves the right to restrict Decolar’s access to the Expedia API.
2.1.8Customer Care.
(a)During the Term, (i) [***]; (ii) Decolar shall provide commercially reasonable cooperation, at Expedia’s request, to facilitate Expedia’s customer care and support; and (iii) Decolar shall provide first line support to customers of Expedia Travel Solutions in accordance with (x) the best industry standards (including but not limited to its practices in relation to standard greetings, scripts, response times and escalation procedures) and (y) the terms of this Agreement.
(b)Subject to Section 6.5 with respect to the use of the Voyager Tool, Decolar will be responsible for and shall provide, all support to End Users for customer care and support issues related to Expedia Travel Products and will be solely responsible for any liability to End Users as a result of such customer care and support; provided that Decolar shall not, at any time, have the ability to engage in any activities with respect to Expedia Travel Products that result in the issuance of any End User “accommodations”, such as cancellations outside of the cancellation window or goodwill coupons and credits, discounts, refunds, and similar accommodations (“Goodwill Modifications”), without the prior written consent of Expedia. Expedia will provide second line consultative support for customer care and support issues with respect to the Expedia Travel Products, including Goodwill Modifications, at Decolar’s sole cost and expenses. Without limiting the generality of the foregoing, Decolar will as soon as reasonably practicable: (a) transmit to End Users booking Expedia Travel Products, without substantial revision, deletion or change of any sort, all information transmitted by Expedia or its Affiliates to Decolar for re-delivery to such End Users (e.g., booking confirmation e-mails and other customer support communications), provided that such information need not contain any of Expedia’s or its Affiliates’ branding, Marks and Materials; and (b) transmit to Expedia all communications, without substantial revision, deletion or change of any sort, received by Decolar or its Affiliates from such End Users relating to Expedia Travel Products (e.g., booking requests and other customer service inquiries), other than

Highly Sensitive Customer Personal Data (other than to the extent necessary to facilitate an Expedia-Sourced Travel Booking). Decolar will be responsible for any liability to End Users as a result of the customer care and support for Expedia Travel Products booked through the Decolar Platform, including all Goodwill Modifications and costs associated with any debit memo, replacement room nights, chargebacks, and cancellation fees. Expedia shall be responsible for all liability to the extent caused by information created by Expedia or its Affiliates that is transmitted to Decolar by Expedia’s second-line support or by the Voyager Tool.
2.1.9Redistribution.
(a)Subject to the terms of this Agreement, Decolar may allow third parties (“Decolar Partners”) to (1) via a Decolar API (the “Decolar API”) or white label sites (“Decolar White Label Sites”), enable End Users to view Expedia Travel Information and access and book Expedia Travel Products, in each case on Decolar Partners’ consumer facing websites (“Decolar Partner Sites”), and (2) via agent booking tools (“Decolar Partner Tools”, together with the Decolar Partner Sites and Decolar White Label Sites, the “Decolar Partner Solutions”), access Expedia Travel Information and access or book Expedia Travel Products, in each case on behalf of End Users, in all cases under clauses (1) and (2) subject to the following restrictions:
(i)Decolar must ensure that each Decolar Partner is bound by and complies with obligations that are at least equivalent to those imposed on Decolar under this Agreement and shall procure that the Decolar Partner enters into terms the same as or no less onerous than the terms of use for Decolar Partners (“Partner Terms of Use”) as set out in the Expedia Specifications;
(ii)Decolar shall be solely responsible for the actions of each Decolar Partner as if such actions are the actions of Decolar, including any liabilities for Taxes;
(iii)at Expedia’s request, and in any event no more frequently than quarterly, Decolar shall promptly provide a list of new Decolar Partners since the last report provided (it being understood that all Decolar Partners that exist as of the Effective Date which shall have been disclosed to Expedia in writing shall be considered a prior report for purposes of this clause);
(iv)Decolar may only make Expedia Information and Expedia Travel Products available to Decolar Partners who are not included on Schedule 1, which may be amended by Expedia from time to time. In the event that any Decolar Partner becomes an Acquired Entity, such partner will be automatically removed from Schedule 1;
(v)Expedia will provide Decolar with a list of prohibited geographies in which the Expedia Information and Expedia Travel Products may not be made available by Decolar, which may be amended by Expedia from time to time. Decolar may only make Expedia Information and Expedia Travel Products available for display on the Partner’s Site if such Partner Site is not in such prohibited geographic list;
(vi)Decolar Partners shall distribute Expedia Travel Products consistent with the remarketing services Decolar provides Expedia hereunder;
(vii)Decolar is solely responsible for any compensation payable to the Decolar Partner;

(viii)Decolar shall co-operate with Expedia to technically support the tracking and identification of Travel Bookings by each Decolar Partner, including but not limited to assisting with the setting up of an identification tag, and shall maintain said tag operational throughout the term;
(ix)Decolar shall procure that the terms and conditions of each Expedia Travel Product, as updated and notified to Decolar from time to time, are made available to each End User by Decolar Partners prior to concluding a Travel Booking;
(x)Decolar will be responsible for any monies owed to Expedia for Travel Bookings, including for Travel Bookings made by Decolar Partners;
(xi)Decolar may not cancel or amend any Travel Bookings made by Decolar Partners except (x) on the express instruction of the End User, (y) due to a Force Majeure Event, and (z) as otherwise agreed by Decolar and Expedia from time to time. For clarity, in no event will Decolar’s cancellation or amendment of any Travel Booking pursuant to the preceding sentence relieve Decolar from being solely responsible for any cancelation or amendment fees, penalties or other charges in connection with such cancellation or amendment. In the event that Decolar desires to cancel or amend any Travel Booking made by Decolar Partners due to the Decolar Partner’s nonpayment to Decolar, then the parties may mutually discuss in good faith a potential resolution regarding whether to permit a cancellation or amendment;
(xii)Decolar acknowledges that Expedia will not provide customer support to Decolar Partner agents and accordingly, Decolar shall ensure that Decolar Partner agents do not contact Expedia directly;
(xiii)Decolar Partners shall have no right to re-distribute Expedia Information and Expedia Travel Products. Decolar shall use best commercial efforts to procure that Decolar Partners only make Expedia Information and Expedia Travel Products available on the Partner Site and/or Partner Tool itself and via no other medium or channel whatsoever including their own API or allowing the Partner Tool to be accessed by agents other than employees and staff of the Decolar Partner;
(xiv)Decolar shall use all reasonable endeavors to procure that each Decolar Partner shall display and use Expedia Travel Products for the sole purpose of procuring a Travel Booking on the Partner Sites and/or Partner Tools; and
(xv)Decolar and Decolar Partners shall not, and Decolar shall use best commercial efforts to cause Decolar Partners not to, provide any Travel Solution to any Third Party through (A) “instant book” or “direct booking” functionality on any metasearch site or other third party medium or channel, including Travel Solutions, through which Travel Products are marketed through side-by-side price comparison or (B) any global distribution system or other third-party aggregator or redistributor of supply. Notwithstanding the foregoing, Decolar shall not be restricted from advertising any Travel Products on metasearch sites, provided that the rate at which such Expedia Travel Product is displayed on such metasearch site or other price comparison mechanism shall not be less than the Room Rate and the other terms applicable to Expedia Travel Products pursuant to Section 2.1.5 will apply to any such display.
Upon either (A) Expedia’s request therefor from time to time, (B) becoming aware of any non-compliance by a Decolar Partner with the foregoing clauses, or (C) a Decolar Partner being listed on Schedule 1, Decolar immediately shall, and Expedia may take all necessary action to (1) as soon as practicable, disable the distribution of the Expedia Information and Expedia Travel Products to and

through the relevant Decolar Partner, via the Decolar Partner Solutions or otherwise, and (2) cancel any and all Expedia Sourced Travel Bookings booked by or through such Decolar Partner via the Decolar Partner Solutions or otherwise (for which Decolar will be solely responsible for any cancellation fees, charges, or otherwise). Notwithstanding the foregoing, reservations made prior to a Decolar Partner being listed on Schedule 1 shall not be canceled on account of being listed thereon except if expressly required under applicable law. Upon discontinuing access or termination of a Decolar Partner for any reason, Decolar shall use all reasonable endeavors to procure that such Decolar Partner ceases to display Expedia Travel Products and Expedia Information on any Decolar Partner Solution, and promptly destroy or delete from all of the Decolar Partner’s systems and/or devices (including all Decolar Partner Solutions), any and all originals, copies, reproductions, adaptations, extracts and/or summaries of Expedia Travel Products and Expedia Information.
2.1.10[***] Exclusivity. Expedia shall be the exclusive provider to Decolar and its Affiliates of lodging products and lodging-like products offered by [***]. its Affiliates and the brands and franchises which they operate, license, or distribute, and Decolar shall not (and will cause its Affiliates not to) contract with any entity other than Expedia for the provision of such products during the Term; provided that Decolar shall be authorized to obtain lodging products provided by [***] from any providers, including Expedia. Notwithstanding anything herein to the contrary, Expedia may share certain Initiative Data solely with [***] as part of the Initiative, provided that Expedia shall have required [***] to agree to written terms that (i) limit the use of the Initiative Data to use in connection with the Initiative, which shall be considered confidential information and (ii) are at least as protective of the Initiative Data as the terms of this Agreement. The Parties may in good faith agree to participate when reasonably requested by the other Party in discussions among Decolar, Expedia and [***] regarding the Initiative.
2.1.11Acquisitions. If Decolar or any of its Affiliates acquires Control of any entity (“Acquired Entity”) by way of merger, corporate reorganization or consolidation, acquisition of all or substantially all of its assets or otherwise, such Acquired Entity shall be considered an Affiliate under this Agreement and shall be subject to all terms and conditions of this Agreement from the closing date of such acquisition. Decolar shall use commercially reasonable efforts to incorporate into the Acquired Entity’s supply of Travel Products the Expedia-Sourced Travel Products by no later than six (6) months after the closing date of such acquisition (the “Supply Requirement”); provided, however, that such six-month period may be extended by an additional three-month period if Decolar is using commercially reasonable efforts to complete such incorporation (such six-month period together with any extension, the “Transition Period”). Notwithstanding the foregoing, during the Transition Period, Decolar will be excused from (a) any failure to comply with the Supply Requirement, and (b) its exclusivity requirements under Sections 2.1.10 and 8.4.1(d), in each case to the extent resulting from agreements or arrangements in place by such Acquired Entity with respect to it as of the date of the acquisition. No failure to incorporate Expedia-Sourced Travel Products into the Acquired Entity's supply of Travel Products or the failure of the Acquired Entity to comply with Section 2.1.10 and 8.4.1(d), prior to the 12th month after such acquisition shall be a breach entitling Expedia to the $125 million payment set forth in Section 11.3.2.
2.2Lodging Supply to Expedia. During the Term, Decolar shall provide, in accordance with the Decolar Lodging Outsourcing Agreement, dated August 17, 2016 (as amended, supplemented or otherwise modified from time to time), Expedia with access through the Decolar API to all Decolar Travel Products (whether such Travel Products are offered on a standalone basis, in a Package or otherwise, other than Expedia Travel Products which may be available through the Decolar API by virtue of the Expedia API) for properties located in the Decolar Territory for use in all Expedia Travel Solutions,

subject to the applicable Decolar API terms and conditions Decolar makes available to its partners governing Expedia’s use of the Decolar API.
2.3[***].
2.3.1[***]
2.3.2Decolar agrees and acknowledges that it will have no input into or ability to participate in Expedia’s negotiations with Expedia’s third-party suppliers and that the provision of Expedia Travel Products is subject to the terms of the applicable contracts between Expedia or its Affiliates and the applicable Travel Supply Providers with respect to such Travel Products.
2.4TravelAds.
2.4.1The parties agree that Decolar may participate in an accommodation advertising program known as TravelAds sponsored listings (“TravelAds”). In order to participate, Decolar will make a call to the Expedia API known as a ‘sponsored list call’ and Expedia will return, in accordance with the call made by Decolar, a ranked order of Travel Supply Providers for Expedia Travel Products located worldwide (other than the Decolar Territories), or agencies acting on their behalf, which have successfully bid for a TravelAd via the auction model on the TravelAds platform. During any period that Expedia is the exclusive provider of accommodations listings pursuant to Section 2.4.4, Decolar will display [***]. Expedia will also provide advertising copy content for Decolar to use for such display, although such usage is in Decolar’s sole discretion.
2.4.2For any Consumed Travel Booking for which a TravelAd applied, in addition to the Marketing Fee Payments under this Agreement, Expedia shall pay Decolar an amount equal to [***]% of the cost per click (“CPC”) received from the Travel Supplier after Expedia has deducted [***]% of the CPC for Expedia’s cost of providing such advertising (“TravelAds Revenue”). TravelAds Revenue shall be paid [***] in arrears at the same time as the Marketing Fee Payments due under this Agreement. For the avoidance of doubt, the TravelAds Revenue shall not include revenue for any clicks for which Expedia or its Affiliates do not receive payment, for example, due to promotional and goodwill credits which are provided to a Travel Supply Provider in Expedia’s sole discretion. Expedia may adjust the deduction set out in this paragraph to take into account additional costs or losses incurred by Expedia or its Affiliates in connection with TravelAds.
2.4.3Decolar shall use appropriate mechanisms to detect and blacklist users engaged in click-fraud, in order to reduce the instances of click-fraud for which deductions would be needed. For the purpose of this clause, click fraud is bot activity, or other click fraud, including systematic activity, such as shopping bots or similar activity, and malicious activity.
2.4.4In addition, the following terms shall apply during the period beginning on the Effective Date [***] thereafter (the “TravelAd Exclusivity Period”):
(a)Expedia shall be the sole provider of accommodation advertising in the form of sponsored search listings on the Decolar Platform outside the Decolar Territory other than advertising directly contracted between Decolar and advertisers through any travel ads or sponsor listing solution;
(b)Decolar may only display TravelAds on their customer facing Decolar Platforms operated by Decolar and, except as otherwise advised by Expedia from time to time, on Decolar Partner solutions;

(c)Decolar will comply with all applicable Law when participating in TravelAds and displaying any ranked Travel Suppliers and advertising content, including using any required tagging or badging of advertising;
(d)Decolar will return to Expedia in the Expedia API: the session ID for any display; the position of each TravelAd in Decolar’s organic search results; and any performance data required by Expedia in connection with each TravelAd for the purposes of ensuring accuracy and continuity of reporting to advertising and publishing partners, including but not limited to any associated bookings. If Decolar fails to do so, it shall not accrue or be entitled to receive any TravelAds Revenue;
(e)Decolar will not use the content or Expedia Information it accesses via the Expedia API for any purposes other than to perform its obligations under this Agreement; and
(f)Expedia makes no representations or warranties with regard to TravelAds or the integration of TravelAds and Expedia expressly disclaims all implied warranties, obligations, and liabilities with respect thereto.
2.4.5Expedia and, after the TravelAd Exclusivity Period, Decolar reserve the right in their sole discretion to cease to make available or display TravelAds (as applicable), on [***] notice to the other party, for any or no reason, and without liability. Likewise, each party further reserves the right to cease to immediately make TravelAds available or to display TravelAds without liability to address: (a) regulatory or legal requirements, (b) in the case of force majeure; or (c) or in the case that external factors make the TravelAds Revenue not viable.
2.5Vrbo Properties. From time to time, Expedia shall use good faith efforts to make available to Decolar, Travel Products via separate client identification (“CIDs”) comprising of vacation rental properties which are also made available on Vrbo.com or connected websites (“Vrbo Properties”), under the terms of this Agreement, all to the extent operationally and economically viable to Expedia. To the extent Expedia makes available Vrbo Properties to other similarly situated Expedia partners, then Expedia will use such good faith efforts to make the same available to Decolar, subject to the following terms:
2.5.1Decolar will cooperate to ensure that separate CIDs, as requested by Expedia, are set up to allow Vrbo Transactions to be separately identified;
2.5.2Vrbo Properties shall be displayed solely on the Decolar Platform under any brand owned by Decolar and/or its affiliates, or white label template website that Decolar owns and controls (“WLT”) and not on any other Travel Solutions through which Decolar provides Travel Products to a third party. For the avoidance of doubt, they may not be redistributed to a Decolar Partner or otherwise pursuant to Section 2.1.9, including as part of the Decolar API. It is also agreed that the exception for WLT shall only apply to WLTs where Decolar is the merchant of record, Decolar is providing customer support and it is a subdomain of a Decolar Platform (e.g., partnerxxx.despegar.hotel, or as Decolar may name the domain). Decolar shall remove Vrbo Properties from any WLT partner at any time upon Expedia’s request;
2.5.3Notwithstanding Section 8.6 of the Agreement, Decolar shall ensure that customer terms and conditions applicable to Vrbo Properties (as well as the applicable Vrbo privacy statement (as updated and notified to Decolar from time to time)) (together, the “Vrbo T&Cs”), are made available to each End User in a durable format prior to concluding a Transaction. Decolar shall also ensure that any rental agreement, check-in instructions or other information provided to Decolar, is immediately passed to the End User;
2.5.4Decolar shall not issue any form of tax invoice or payment receipt which may mislead End Users into believing that Decolar is the facilitator of the Vrbo Booking(s);
2.5.5Where Decolar collects payment, it does so on behalf of Vrbo and Vrbo will be solely responsible for authorization of payments from the End User, and delivery of the TSF;
2.5.6The Parties acknowledge and agree that whilst Decolar shall provide first line support to customers for Vrbo Properties, Expedia (or Vrbo) agents will provide second line consultative support for customer care and if contacted by End Users, first line support directly to End Users;
2.5.7Decolar shall not display or advertise Expedia Information relating to Vrbo Properties on any metasearch site or other third-party medium or channel through which lodging and other travel products are marketed through side-by-side or similar price comparison;
2.5.8Decolar shall integrate Expedia’s “Vrbo availability rapid API” into the Decolar Platform in order to reduce shopping calls to the API for non-available Vrbo Properties and to inform End Users of the minimum length of stay applicable to a Vrbo Property;
2.5.9Decolar shall promptly provide Expedia or its Affiliates with a copy of any communications Decolar receives from any regulatory or Governmental Authorities in relation to the Vrbo Properties;
2.5.10Decolar acknowledges that vacation rentals are subject to strict regulatory requirements and that such requirements may require us to make changes to the way certain Vrbo Properties are made available to Decolar, including availability, or updates to display requirements; and certain jurisdictions may require the collection and provision of information from travelers, including personal data. Decolar agrees to promptly implement any changes required as notified to it, including collecting and providing Expedia with such traveler information, and Decolar agrees to refresh any cache of Vrbo Properties at least weekly and within 24 hours of any specific notice from Expedia to do so;
2.5.11Decolar acknowledges and agrees that Vrbo Properties shall be displayed as “vacation rentals” or “rentals” (i.e., not hotels) on the Decolar Platform. In addition, Decolar shall ensure that the following information (to be communicated to Decolar via the Expedia API) is visible to End Users when displaying Vrbo Properties: (a) check-in instructions; special check-in instructions; fees; (b) Vrbo essential stay content (post-booking); (c) guest ratings; (d) house rules; and (e) property registration number and private host registration; and
2.5.12If Expedia chooses to stop making available any or all Vrbo Properties, Expedia will provide 30 days’ written notice before doing so.
2.6Guest Reviews.
2.6.1Guest Reviews may be included within the Expedia Information, and where Decolar accesses them, it must also ensure that:
(a)Except as otherwise advised by Expedia from time to time, Guest Reviews are solely displayed on the Decolar Platform under any brand owned by Decolar and/or its affiliates and on white label sites powered by Decolar. For the avoidance of doubt, Guest Reviews may not be redistributed on any other Travel Solutions through which Decolar provides Travel Products to a third party, including the Decolar API;
(b)Guest Reviews are not cached within Decolar’s systems and are displayed in a manner that is non-indexable by internet search engines. Notwithstanding the foregoing, Decolar may cache Guest Reviews within its systems for up to 48 hours for the sole purpose of displaying them on the Decolar Platform and only where the Guest Reviews Decolar intends to cache have been received by Decolar following a live call to the Expedia API as outlined in the Expedia Specifications;
(c)Guest Reviews are only displayed on the Decolar Platform in line with Expedia Specifications for such display, including the specific disclaimers and requirements for any French or any other point of sale; and
(d)the correct attribution (e.g. ‘Hotels.com Trusted Review’ or ‘Expedia.com Trusted Review’) is displayed as per the Expedia Specifications. Expedia grants Decolar a limited, non-exclusive, non-assignable, revocable and without right to grant sublicenses, license to use the Affiliate’ trademarks and logos that are depicted in Guest Reviews within the Expedia Information, solely for the purpose of displaying the Guest Reviews as permitted herein, and without edits, alteration, or modification.
2.6.2Expedia reserves the right to remove or restrict Decolar’s access to Guest Reviews at any time on [***] days’ prior written notice.
2.6.3Where Expedia has made Guest Reviews available to Decolar, Decolar agrees (upon Expedia request) to make available to Expedia and its Affiliates, and grant Expedia and its Affiliates any necessary licenses in order to display, any guest reviews Decolar has for any accommodation for which we have Expedia Information.
2.6.4Customers who provide Guest Reviews accept the terms and conditions of booking on one of the consumer brands of Expedia which contains a license for Expedia and its partners to use, reproduce, modify, adapt, translate, distribute and publish such Guest Reviews anywhere in the world.
2.6.5Expedia will comply in accordance with applicable data protection Laws with respect to requests from Customers in the event that they request to remove their Guest Reviews.
2.7Coupons. Expedia acknowledges that Decolar may provide coupons on [***] to reduce the amount payable by End Users for certain [***] (“Coupons”). Expedia agrees to such couponing on the following terms:
2.7.1Expedia must provide its prior written consent to the properties and time period to which any Coupon applies. The amount reduced by the Coupon (the “Discount”) must be no more than [***] of the Room Rate as per the [***]. Coupons shall not be applied to [***]. Subject to this Agreement and applicable Law, Decolar shall determine at its sole discretion how it shall communicate to the End Users the possibility of using the Coupons together with the name/code of the Coupon in the section of the booking path flow that Decolar deems appropriate.
2.7.2The Discounted Room Rate shall [***], with the Room Rate before Discount indicated with [***]. The above shall be subject to the provisions of applicable Laws and the Parties shall review the characteristics that the promotion and its communication must meet on each occasion, which may vary depending on the country in which it will be implemented. For the avoidance of doubt, except on [***].
2.7.3Decolar shall bear the cost for [***]. Accordingly, Decolar agrees that the Room Rate is not deemed modified for purposes of [***]. For the avoidance of doubt, Decolar shall not receive any consideration from Expedia [***] and where Decolar offers a Coupon, Decolar [***], unless otherwise agreed by the Parties.
2.7.4Where Decolar provides [***], this will still be considered [***] for tax purposes, i.e. Decolar shall not make [***] on its own behalf to any tax authority or any other party.
2.7.5Expedia will from time to time provide Decolar in writing a list of properties with respect to which Decolar may not provide Coupons. Decolar agrees not to provide Coupons to such properties.
3.ECONOMIC TERMS
3.1Marketing Fees.
3.1.1For each Expedia-Sourced Travel Booking of a Travel Product that is Consumed (a “Consumed Travel Booking”), Expedia will calculate and Decolar shall be entitled to the percentage of the Gross Profit set forth in Schedule 2 (the “Marketing Fees”) applicable to such Consumed Travel Booking. Marketing Fees shall be paid only on Consumed Travel Bookings that are made through the Expedia API and originate from the Decolar Platform. No Marketing Fees will be paid by Expedia on subsequent bookings by the same customer unless such further booking is also made through the Expedia API and originates from the Decolar Platform.
3.1.2Provision of CPF Numbers. Decolar shall provide to Expedia, in a manner as prescribed by Expedia from time to time (any new such manner to be communicated fourteen (14) days in advance), the Cadastro de Pessoas Físicas (“CPF”) numbers for all travelers corresponding to each EAC Oracle Reference Number within each Transaction Statement issued for Transactions on Decolar’s Brazilian POS at the time of payment of such Transaction Statement for which Decolar pays Expedia in Brazil, including by BRL. Decolar shall ensure that all CPF numbers provided to Expedia pursuant to this paragraph are complete, correct and accurate, in accordance with Expedia’s prescribed manner for such information, and clearly correspondent to the correct EAC Oracle Reference Number. Decolar hereby indemnifies Expedia against any loss or additional withholding taxes Expedia suffers as a result of Decolar’s failure to comply with any of its obligations under this paragraph. Expedia shall be entitled to recover such losses by withholding payment due to Decolar under the Agreement, or deducting and withholding on any payment to Decolar, or requesting further payment from Decolar, in order to comply with any obligations of Expedia or the Affiliate of Expedia domiciled in Brazil (“Expedia’s Brazilian Subsidiary”) under applicable Brazilian tax Laws. All amounts withheld by Expedia pursuant to this Section 3.1.2 shall be treated as paid to Decolar for all purposes. For the avoidance of doubt, the CPF numbers will be considered Customer Personal Data, and Confidential Information for the purposes of this Agreement.
3.2Marketing Fee Payments.
3.2.1Property Collect and pre-NOC Affiliate Collect. Expedia shall pay to Decolar the Marketing Fees owed to Decolar solely with respect to all Consumed Property-Collect Bookings and for Consumed Affiliate-Collect Bookings booked prior to the NOC Transition Date for which

Compensation has been received by Expedia and its Affiliates during a given calendar month (the “Marketing Fee Payment”) within [***] days following the end of such calendar month. All Marketing Fee payments made by Expedia to Decolar will be made in United States Dollars or the relevant currency or currencies (such as Brazilian Real or Mexican Pesos) of the applicable Transaction Statement and sent via wire transfer to the Decolar bank account specified in Decolar’s profile on Expedia’s portal (which Decolar may revise from time to time upon notice to Expedia).
3.2.2Net Marketing Fees. With respect to Consumed Affiliate-Collect Bookings booked on or after the NOC Transition Date when paying the Transactions Statement pursuant to Section 3.3, Decolar shall remit the Room Revenue generated from Transactions with respect to Consumed Affiliate-Collect Bookings less the Marketing Fees (“Net Room Revenue”) to Expedia and retain the Marketing Fees at source. As a result, Decolar will not receive Marketing Fee payments from Expedia with respect to Consumed Affiliate-Collect Bookings and instead will retain the amount of Marketing Fees. Notwithstanding the foregoing, Marketing Fees shall not be deducted from any Room Revenue remittances with respect to remittances made from Brazil or from any other jurisdiction where netting is prohibited by Law, results in adverse financial consequences to a Party, or is not technically practicable with Expedia’s then-existing systems.
3.3Room Revenue. Decolar shall collect, on behalf, but not in the name, of Expedia, or any of its Affiliates, including Travelscape LLC, the Gross Booking Value for any Affiliate-Collect Bookings of any Travel Products made by an End User and for which Decolar has acted as the Merchant of Record, excluding any Service Fees and Taxes, in each case, imposed in excess of the Room Rate (the “Room Revenue”). Decolar shall account for and remit all Room Revenue (for Travel Bookings in Chile, accountability obligation or "rendición de cuentas” as determined in Article 2155 of the Chilean Civil Code), in accordance with the provisions set out below. Therefore, and for the avoidance of doubt, Decolar, as agent, cannot legally bind Expedia while acting on its behalf, under Article 2151 of the Chilean Civil Code.
3.3.1Transaction Statements. Expedia will deliver a statement to Decolar every [***] days setting forth the Room Revenue (both in the aggregate and on a Transaction-by-Transaction basis) generated from Transactions with respect to [***] during the immediately preceding [***]-day period (the “Transaction Statement”). Each Transaction Statement for the Room Revenue generated from Decolar’s Consumed Travel Bookings booked on (i) Decolar’s Brazilian POS shall be stated in Brazilian Real only; (ii) Decolar’s Mexican POS shall be stated in Mexican Pesos only; and (iii) all other points-of-sale in the Decolar Platform, in United States Dollars or, with respect to any Travel Bookings made in other currencies available therefor via the Expedia API, in such other currencies, provided that the Parties agree to discuss in good faith whether it is practicable to state such amounts in other currencies.
3.3.2Payment Timing. Decolar shall pay to: Expedia the Net Room Revenue amount for Consumed Affiliate-Collect Bookings to the extent permitted by Section 3.2.2 and the full Room Revenue amount for all other Bookings, in each case detailed on the Transaction Statement (the “Room Revenue Payment”) within [***] days of the date of the Transaction Statement. Funds shall be paid by Decolar to Expedia, Expedia’s Brazilian Subsidiary (for Brazilian POS Consumed Travel Bookings) or Expedia´s Mexican Subsidiary (for Mexican POS Consumed Travel Bookings). In the event that any Room Revenue Payment due in respect of a Transaction Statement is not received by Expedia in accordance with the terms hereof, in addition to Expedia’s rights under this Agreement and at Law, Expedia shall have the right to: (a) cancel all un-stayed bookings; (b) suspend Decolar’s access to Expedia’s Travel Products immediately and/or (c) demand from Decolar adequate assurance of due performance if Expedia reasonably believes that there will be a fundamental non-performance of

Decolar’s obligations hereunder. If Expedia has not received such adequate assurance within [***] Business Days from the date of delivery of its request, Expedia may deliver a statement to Decolar for all Transactions [***]. Such statement shall be considered [***]. Decolar acknowledges and agrees that Decolar is responsible for the payment of banking transfer fees in relation to the payment of the Transaction Statement. Expedia acknowledges and agrees that Expedia is responsible for the payment of banking transfer fees in relation to the receipt of payments related to the Transaction Statement.
3.3.3Payment Currencies. Notwithstanding the above, the Parties agree that the payment of Transaction Statements for Consumed Travel Bookings shall be made in the currency specified therefor in the relevant Transaction Statements pursuant to Section 3.3.1. The parties may from time to time agree on additional currencies for the payment of Transaction Statements. Notwithstanding anything herein to the contrary, in the event that accepting payments in a currency other than USD results or would result in increased costs as compared to accepting USD, then upon Expedia’s request, such payments will be made instead in USD; provided, however, that prior to such request, Expedia shall discuss alternative payment arrangements with Decolar in good faith.
3.3.4Payment Accounts. In all cases, all payments made by Decolar to Expedia will be sent via wire transfer to the Expedia bank account Expedia specifies from time to time in writing (the “Expedia Account”).
3.3.5Expedia Setoff Right. Expedia shall have the right to set off from any Payments due and payable from it or its Affiliates to Decolar any amounts owing to Expedia and/or its Affiliates from Decolar under the terms of this Agreement, provided that Expedia shall promptly provide to Decolar a statement describing the amount of such setoff, the statements under which the setoff amounts are owed to Expedia and the Payments owed to Decolar from which such amounts are being setoff. Any dispute by Decolar of Expedia’s setoffs shall be made in accordance with Section 3.4.3.
3.4Other Statements and Audits.
3.4.1Monthly Marketing Fee Statements. Following the end of each calendar month during the Term, Expedia shall, with respect to such completed month provide a statement (a “Marketing Fee Statement”) to Decolar setting out the Marketing Fee Payment which is due to Decolar for such month for each Transaction describing in reasonable detail the components of Gross Profit for each such Transaction. Each Marketing Fee Statement shall provide reasonable settlement information with respect to Expedia’s calculation of the Marketing Fee Payment, including the total Gross Profit in respect of the Consumed Travel Bookings referred to in Section 3.1 for such month. In addition, the Marketing Fee Statement shall set forth any required period-end accounting adjustments or adjustments for cancelled, refunded or charged-back bookings (“Refund Fees”) with respect to the payments previously made pursuant to Section 3.2. Any modifications required with respect to the previous month shall be added to, or set off from, as applicable, the next monthly payment made pursuant to Section 3.2.
The Parties acknowledge that Gross Profit excludes any amounts relating to fraud, cancellations, refunds or otherwise and following the amendments set our herein, Transaction Statements may contain negative Marketing Fee values if the Gross Profit for any given Booking is negative due to fraud, cancellations, refunds or otherwise. For clarity, in the event that the Gross Profit is negative or is otherwise insufficient to cover the dollar amount of the Excess Insurance Cost, then Decolar shall pay to Expedia such amount within [***] days.
3.4.2Quarterly Minimum Bookings Statements. Following the end of each calendar quarter during the Term, Decolar shall, with respect to such completed calendar quarter, provide a statement (a “Quarterly Minimum Bookings Statement”) to Expedia setting forth all reasonable backup calculations necessary to arrive at the Expedia Share of Wallet, including (a) the total number of (i) Expedia-Sourced Travel Bookings and (ii) Consumed Travel Bookings, in each case made through the Decolar Platform and which were sourced pursuant to this Agreement during such Measurement Period and (b) the total number of Travel Bookings made through the Decolar Platform during such calendar quarter.
3.4.3Payment Disputes. Within thirty (30) days of the last day of each successive six (6)-month period, the recipient may deliver to the other Party in writing its dispute (a “Dispute Notice”) of such Marketing Fee Statement, Transaction Statement, or Quarterly Minimum Bookings Statement (collectively, the “Statements”), specifying in reasonable detail the nature of its dispute. Any right to dispute a payment arising from Travel Booking for which the checkout date is prior to said six (6)-month period shall be considered waived by the Parties. During the 30-day period after the delivery of such dispute notice to the other Party, the Parties shall attempt in good faith to resolve any such dispute and finally determine the proper amounts to be reflected on such Statements. If, at the end of such thirty (30)-day period the Parties have failed to reach agreement with respect to the matters addressed in the Dispute Notice, then the matter shall be submitted to the Accountant, which shall act as arbitrator. The Accountant shall determine the proper amounts to be reflected on the Statements, as applicable, for such period in accordance with the terms and conditions of this Agreement. The Accountant shall deliver to each Party, as promptly as practicable and in any event within thirty (30) days after its appointment, a written report setting forth the resolution of the dispute for such period. Such report shall be final and binding upon the Parties to the fullest extent permitted by applicable Law and may be enforced in any court having jurisdiction. Each Party shall bear all the fees and costs incurred by it in connection with this arbitration, except that, if the Accountant determines that the aggregate net adjustment to the applicable Statement was greater than five percent (5%), all fees and expenses relating to the foregoing work by the Accountant shall be borne by the Party that does not prevail on the matters resolved by the Accountant. No Payment dispute shall give the Party disputing such Payment the right to withhold any such Payment that is in dispute hereunder. For the avoidance of doubt, both Parties acknowledge and agree that any right to dispute a payment arising from Travel Booking for which the checkout date is prior to the date which is 6 months prior to the date of this Agreement is hereby waived and neither Party owes any amounts to the other Party under said Travel Bookings.
3.5Credit.
3.5.1Defined Terms. The following terms shall have the following meanings:
“Decolar Obligations” means, as of any time of determination, the aggregate amount of unpaid financial obligations due and payable by Decolar and its Affiliates to Expedia, including any Room Revenue on Travel Bookings.
“Required Collateral Amount” means, [***].
“Qualifying Insurance” means insurance obtained by Expedia insuring the due and prompt payment of the Decolar Obligations issued by a Qualifying Insurer.
“Qualifying Letter of Credit” means an irrevocable standby letter of credit, reasonably acceptable to Expedia, (a) unconditionally entitling Expedia to draw thereon, (b) issued or confirmed by a Pre-Approved Eligible Bank and delivered to Expedia, (c) whose terms provide that it cannot terminate, expire or be cancelled prior to [***] days after the Term without Expedia’s consent.

“Security Deposit” means cash received by Expedia, in an account designated by it, from Decolar and designated as a security deposit by Decolar.
3.5.2Required Collateral.
(a)Decolar shall ensure that at all times the aggregate value of Posted Collateral is no less than the Required Collateral Amount. Prior to the renewal period for any Qualifying Letter of Credit, Expedia shall notify Decolar of the amount of Decolar Obligations, the Required Collateral Amount, and the amount of Qualifying Insurance.
(b)If at any time, the aggregate value of the Posted Collateral is (i) less than the Required Collateral Amount, Decolar shall promptly, but in any event within [***] days cure such deficit by delivering additional Qualifying Letters of Credit and or Security Deposit in accordance with the terms hereof, or (ii) more than the Required Collateral Amount, Expedia shall at least every two months upon Decolar’s request, return Security Deposit in the amount of such difference, and if the difference exceeds the Security Deposit, permit Decolar to amend or replace a Qualifying Letter of Credit to reflect a reduced amount in the amount of such excess.
(c)In addition to any other rights Expedia may have under this Agreement or applicable Law, Expedia may immediately suspend Decolar’s access to Expedia’s Travel Products, restrict Decolar’s trading volume, and/or cancel Travel Bookings if either (i) a Bankruptcy Event occurs, (ii) the aggregate value of Posted Collateral plus Qualifying Insurance is at any time less than the Decolar Obligations, provided that Expedia may not restrict the trading volume of Travel Bookings other than Non-Refundable Bookings until the expiration of any applicable Insurance Deficiency Notice Period, or (iii) Decolar fails to pay any amount of the Decolar Obligations as and when due; provided that up to twice per calendar year, Decolar shall have [***] Business Days from Expedia’s written notice thereof to cure any occurrence described in the foregoing clauses (ii) and (iii) unless Expedia in good faith determines that such cure period would result in a material risk or harm to it.
3.5.3Qualifying Insurance Deficiency.
(a)To the extent that Expedia seeks but cannot obtain Qualifying Insurance from a Qualifying Insurer in amount equal to the Decolar Obligations less the Posted Collateral or if Expedia has obtained such coverage, such coverage has been canceled by the relevant insurance provider (a “Qualifying Insurance Deficiency”), then Expedia may provide written notice to Decolar (the date of such notice, the “Insurance Deficiency Notice Date”). To the extent that Expedia does not have Qualifying Insurance in such an amount, Expedia shall seek Qualifying Insurance at least every six months to remedy such Qualifying Insurance Deficiency.
(b)Beginning on the Insurance Deficiency Notice Date and for a period of [***] days thereafter (the “Insurance Deficiency Notice Period”): (i) Expedia shall request Qualifying Insurance from two additional Qualifying Insurers to remedy the Qualifying Insurance Deficiency; and (ii) Decolar may, by written notice to Expedia, remedy the Qualifying Insurance Deficiency by delivering to Expedia a Qualifying Letter of Credit and/or, to the extent permitted by the terms of Expedia’s existing insurance policies, obtaining Qualifying Insurance in an amount equal to the Qualifying Insurance Deficiency.
(c)In the event that Decolar delivers a Qualifying Letter of Credit pursuant to Section 3.5.3(b) during the Insurance Notice Period and subsequently during such period, Expedia is able to cure the Qualifying Insurance Deficiency without resort to such Qualifying Letter of Credit, then any non-refundable costs for such insurance will be equally split between the parties.
3.5.4Holding Collateral. Expedia shall not be required to hold the Security Deposit or any letter of credit proceeds in a separate account and may co-mingle them with Expedia’s other funds. Expedia owes no fiduciary obligations to Decolar in respect of the Security Deposit, or such proceeds and Expedia shall not be obliged to pay Decolar any interest in respect thereof. Expedia will hold the Security Deposit and such proceeds as Expedia’s property. In the event that Decolar is found to have any rights in the Security Deposit or such proceeds, Decolar hereby grants Expedia a security interest therein as collateral.
3.5.5Application of Collateral. Expedia may draw upon any letter of credit provided hereunder and apply the proceeds thereof and of any Security Deposit (a) to satisfy any Decolar Obligations not paid as and when due, (b) in the event a letter of credit is not renewed at least (i) [***] days prior to the stated expiration thereof or (ii) [***] days prior to the stated expiration date thereof if Expedia determines in good faith that a draw is required to prevent material financial harm or risk to Expedia, (c) upon a Bankruptcy Event, and (d) upon the termination or expiration of this Agreement for any reason if there are any Decolar Obligations which have not been fully and indefeasibly paid or performed in full. The proceeds of any drawing on any Letter of Credit or any application of any Security Deposit not applied to Decolar Obligations then outstanding shall be held by Expedia as security for any future Decolar Obligations.
3.5.6Return of Collateral. In the event of any replacement of a Qualifying Letter of Credit, Expedia shall promptly return the replaced Qualifying Letter of Credit to Decolar. Upon the termination or expiration of this Agreement and the indefeasible payment and performance of all of Decolar’s and its Affiliates’ obligations hereunder, Expedia shall return any undrawn Qualifying Letter of Credit, any proceeds thereof, and any Security Deposit not applied pursuant to Section 3.5.5 within [***] days of such termination, expiration, payment and performance.
3.6Costs Adjustments. At the end of each calendar year, the Parties shall review [***] in order to reasonably reflect reasonably expected [***] based on the actual [***] incurred in the preceding year period. The Parties shall discuss the results of such reviews in good faith including whether the amounts set out herein shall be modified.
3.7Travel Products. For purposes of calculating the GBV of Travel Products for Bookings that consist of a lodging or lodging-like product with at least one other Travel Product where the value of and such Booking was both acquired and sold by Decolar with a single price, if the value of the lodging or lodging-like cannot be reasonably determined, then the GBV shall be [***]% of the Decolar sale price for such Travel Booking. From time to time, within 30 days of Expedia’s request therefor, Decolar will provide Expedia a report within 30 days of such Travel Booking describing in the details available to Decolar, the information related to each such Booking and the calculation of the value of the lodging product.
3.8Decolar Financial Information.
3.8.1Decolar shall provide the following information regarding Decolar and its Affiliates at the corresponding Board meeting (or upon Expedia’s written request therefor), which information Expedia will only share with those of its officers, employees and representatives as are reasonably necessary for the purposes of determining the creditworthiness of Decolar:

(a)an unaudited income statement, statement of cash flows for each month and an unaudited balance sheet as of the end of such month;
(b)updated cash flow forecasts for the thirteen (13)-week period following the end of each month; and
(c)updated high-level cash flow forecasts for six (6)-month period following the end of each month, including projected drawn and undrawn amounts of any banking facilities and details of any bank or shareholder covenants with respect to any cash flows or funding.
3.8.2Decolar shall reasonably cooperate with Expedia and with Expedia’s insurance providers to deliver, as soon as reasonably practicable, financial information regarding Decolar and its Affiliates as reasonably requested by such insurance providers.
4.CONFIDENTIALITY
4.1Definition of Confidential Information. As used herein, “Confidential Information” means all information of a Party (“Disclosing Party”) that is disclosed to the other Party (“Receiving Party”) and identified as confidential or proprietary or that, due to the nature of the information (such as conversion ratios or pricing information) or the circumstances surrounding disclosure, ought to be understood to be confidential or proprietary in connection with the transactions contemplated by this Agreement; provided, however, that if such information is disclosed orally or visually, it must be identified as confidential at the time of disclosure and reduced to writing and provided to the Receiving Party within thirty (30) days of disclosure in order to be considered “Confidential Information” for the purposes of this Agreement. The Confidential Information of (a) Decolar shall include the terms and conditions of this Agreement (but not the existence of the same) and all non-public information regarding the Decolar Travel Products and (b) Expedia shall include the terms and conditions of this Agreement (but not the existence of the same) and all non-public information regarding the Expedia Travel Products.
4.2Confidentiality. The Receiving Party shall not (i) use any Confidential Information of the Disclosing Party for any purpose other than to exercise its rights or to perform its obligations under this Agreement, or (ii) disclose, publish, or disseminate Confidential Information of the Disclosing Party to anyone other than the Receiving Party’s personnel (including employees, contractors and consultants) who have a need to know the Confidential Information for the purposes set forth in this Agreement and who are bound by a written agreement that prohibits unauthorized disclosure or use of Confidential Information that is at least as protective of the Confidential Information as the Receiving Party’s obligations hereunder. Notwithstanding the foregoing, the Receiving Party shall have the right to share the existence and nature of this Agreement with such Party’s Affiliates and such Party’s and its Affiliates’ attorneys, accountants, bankers, financing sources, consultants or other professional advisors in connection with a financing, merger, acquisition, corporate reorganization, consolidation, or sale of all or substantially all of its assets, or as required by Law in accordance with Section 4.4 of this Agreement.
4.3Protection. Each Party agrees to protect the confidentiality of the Confidential Information of the other Party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event shall either Party exercise less than reasonable care in protecting such Confidential Information. Notwithstanding the foregoing, the non-use and non-disclosure restrictions set forth in this Section 4.3 shall not apply to any information that: (i) is or becomes generally known to the public without the Receiving Party’s breach of any obligation owed to the Disclosing Party; (ii) was independently developed by the Receiving Party without use of the Confidential Information and without the Receiving Party’s breach of any obligation owed to the

Disclosing Party; or (iii) is received from a third party who obtained such Confidential Information without any third party’s breach of any obligation that was known by the Receiving Party to be owed to the Disclosing Party at the time of such receipt.
4.4Compelled Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and only that specific portion of such Confidential Information) required by Law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s securities are listed or quoted), Governmental Authority, subpoena, document request, other legal process or judicial or administrative proceeding; provided, however, that the Receiving Party shall make reasonable efforts to provide the Disclosing Party with prior written notice of such compelled disclosure and reasonable assistance (at Disclosing Party’s cost) if the Disclosing Party wishes to obtain protective treatment of the Confidential Information.
4.5Confidentiality of Marketing Fee Statements. The Parties acknowledge that the Marketing Fee Statements (and any daily version of such statement or similar information as well as the individual information contained therein) provided to Decolar pursuant to Section 3.4.1 or otherwise and any fee related information provided by Expedia to Decolar via the Expedia API (together the “Fee Information”) shall be considered Confidential Information for the purposes of this Agreement and, in addition to the other provisions of this Section 4, shall be treated by Decolar in accordance with the following:
4.5.1Decolar shall identify a group of named personnel (“Relevant Personnel”) to receive any or all of the Fee Information who need to know such information for the purpose of (i) assessing the accuracy and completeness of such Marketing Fee Statements for Decolar’s financial accounting purposes; (ii) general business planning and marketing purposes, and/or (iii) determining the Sort Order of the Expedia Travel Products on the Decolar Platform (subject to Section 2.1.5). The Relevant Personnel shall: (a) have no commercial dealings (directly or indirectly) with hotel suppliers in respect of any negotiation of specific commercial terms of the supply relationship between Decolar and/or and any current or possible future hotel supplier; (b) be clearly identified; and (c) be the sole recipients of the Fee Information.
4.5.2Decolar personnel who (i) work exclusively in any of the below functional business units within Decolar and (ii) satisfy the requirement under Section 4.5.1(a) shall automatically be deemed to fulfill the requirement under Section 4.5.1(b):
(a)Accounting/Accounts Payable/ Oracle team: reviews Fee Information received from Expedia and assures payments (or disputes) and other administrative functions are in accordance with applicable contract terms;
(b)Legal: ensures compliance with contract terms and other applicable compliance requirements;
(c)Information Technology: executes website/application coding, API maintenance, AB testing on the technology implementation side, sorting algorithm build-out;
(d)Planning: assesses business performance and undertakes forecasting; and
(e)Marketing: evaluates Decolar marketing spend across marketing channels (variable and other) and assesses return on investments made by Decolar.

4.5.3The Relevant Personnel may share the following information contained in the Fee Information with other personnel of Decolar in accordance with Sections 4.1 to 4.4: partner identifiers; itinerary and booking identifiers including book and stay dates and itinerary number; lodging property identifiers including property name, market and country; and Gross Booking Value at a Travel Booking level.
4.5.4The Relevant Personnel shall be prohibited from sharing the following information contained in the Fee Information with other personnel of Decolar: Service Fee, COS percentage, COS amount, Gross Profit percentage, Gross Profit amount and Marketing Fee, except if: (a) such information is aggregated in a manner which ensures that the information referred to above in this Section 4.5.4 is not disclosed to any personnel of Decolar (other than the Relevant Personnel), either precisely or approximately, at an individual property level and cannot be reversed engineered in any way, and in any event with at least 5 properties being included in any aggregated data set; and (b) the recipients need to know the information for the purposes set forth in this Agreement. Decolar shall provide Expedia with details of any aggregation rules applied under this Section 4.5.4 upon request.
5.DATA; SECURITY
5.1Data.
5.1.1Decolar Privacy Policy. Decolar shall maintain a privacy policy that shall govern the collection, treatment, use and disclosure of Customer Personal Data from End Users of the Decolar Platform (the “Decolar Privacy Policy”). Decolar shall adhere to the Decolar Privacy Policy in connection with all collection, treatment, use, disclosure and retention of any Customer Personal Data, and shall ensure that it permits Decolar to share Customer Personal Data with Expedia and its Affiliates for the purpose of fulfilling its obligations hereunder with respect to procuring travel reservations or providing other services or functions on behalf of End Users or for Expedia on behalf of End Users. Decolar shall ensure that it and its Affiliates have complied and at all times are in compliance with all applicable Laws, as well as any of its own applicable privacy policies, with respect to any Customer Personal Data, including in connection with providing any historical Customer Personal Data in its possession to Expedia pursuant to the terms of this Agreement. Decolar shall take all reasonable steps to ensure that all End Users have agreed or consented to or are otherwise subject to appropriate data privacy policies which permit the transfer and retention of the Customer Personal Data of such End Users by Decolar to Expedia. Decolar further agrees that in case of Customer Personal Data that is collected, used, treated and/or retained in multiple jurisdictions, Decolar and its Affiliates shall apply to all such Customer Personal Data the strictest privacy Laws set forth in any of those jurisdictions and without limiting the foregoing, each Party and its Affiliates shall comply with Schedule 3 with respect to the collection, use, treatment and processing of Customer Personal Data.
5.1.2Customer Personal Data.
(a)Expedia acknowledges that, as between Expedia and Decolar, Decolar is the sole and exclusive owner of all Customer Personal Data relating to any End User originated via any Decolar Platform (such Customer Personal Data, the “Decolar Customer Personal Data”). [***] Expedia, its Affiliates and sublicensees shall not use the Decolar Customer Personal Data for purposes of soliciting, interacting with, contacting or otherwise in any way marketing or promoting to Decolar customers products, Marks and Materials of Expedia or its Affiliates. Notwithstanding anything in this Agreement (including this Section 5.1.2(a)) to the contrary, to the extent required to comply with tax reporting requirements, Expedia shall have access to and shall be entitled to use any Decolar Customer Personal

Data collected or received by Decolar or any of its Affiliates in connection with any and all Travel Products made available through the Expedia API.
(b)Decolar acknowledges that, as between Decolar and Expedia, Expedia is the sole and exclusive owner of all Customer Personal Data relating to any End User originated via an Expedia Travel Solution (the “Expedia Customer Personal Data”). During the Term of this Agreement, Expedia hereby grants Decolar a worldwide, nonexclusive, royalty-free, sub-licensable right and license to use any Expedia Customer Personal Data imported to, integrated with or collected by Decolar via the Decolar Application or any Decolar Platform and to use the know-how and analytical results resulting therefrom in connection with the operation of the Decolar Platform and the enhancement, improvement, and provision of the Decolar technology and derivatives thereof, without restriction. Decolar, its Affiliates and sublicensees shall not use the Expedia Customer Personal Data for purposes of soliciting customers or performing marketing campaigns, and shall abide by the confidentiality obligations set forth herein.
5.1.3Transactional and Other Data.
(a)Subject to Section 5.1.2(a), Decolar acknowledges that, as between Expedia and Decolar, Expedia is the sole and exclusive owner of all data that Expedia collects, receives, generates, compiles, creates or processes in connection with this Agreement and the operation of the Expedia API and any and all Expedia Travel Solutions and Expedia’s exercising of its rights and performance of its obligations hereunder, including any and all purchase and transactional data resulting from End User transactions on or through the Expedia Platform or an Expedia Travel Solution and notwithstanding the fact that any Decolar Customer Personal Data may be included in such transactional data (such as the name of an End User) (collectively, “Expedia Transactional Data”). For the avoidance of doubt and notwithstanding anything to the contrary herein, Expedia may retain and use any and all usage data and all analytics based on the Expedia Transactional Data for incorporating into the Expedia Platform and for the furtherance of our business and for the operating and developing of Expedia’s partner program including the Expedia API. In the event that such data and/or information is shared with third parties, it shall: (i) not contain the Decolar Customer Personal Data; and (ii) shall be anonymized such that Decolar’s information is not easily identifiable (unless otherwise agreed between the Parties or for Expedia or our Affiliates to provide reporting to Travel Supply Providers).
(b)Subject to Section 5.1.2(b), Expedia acknowledges that, as between Decolar and Expedia, Decolar is the sole and exclusive owner of all data collected or received by Decolar in connection with the operation of the Decolar Platform and Decolar’s exercising of its rights and performance of its obligations hereunder, including any and all purchase and transactional data resulting from End User transactions on or through the Decolar Platform and notwithstanding the fact that any Expedia Customer Personal Data may be included in such transactional data (such as the name of an End User) (collectively, “Decolar Transactional Data”). For the avoidance of doubt, Decolar may retain and use any and all usage data and all analytics based on the Decolar Transactional Data. Notwithstanding anything in this Agreement (including this Section 5.1.3(b)) to the contrary, to the extent required to comply with tax reporting requirements, Expedia shall have access to and shall be entitled to use any Decolar Transactional Data collected or received by Decolar or any of its Affiliates in connection with any and all Travel Products made available through the Expedia API. Expedia, its Affiliates and sublicensees shall not use the Decolar Transactional Data for purposes of soliciting customers or performing marketing campaigns and shall abide by the provisions set forth herein.
5.2Security.

5.2.1Decolar shall use commercially reasonable efforts to abide by the Payment Card Industry Data Standard Security Requirements throughout the Term.
5.2.2Decolar shall adopt and implement industry standards and shall use commercially reasonable efforts to adopt and implement best-in-class, security policies, procedures and requirements, including those relating to the prevention and detection of fraud or other inappropriate use or access of systems and networks.
5.2.3Penetration Testing.
(a)During the Term, Expedia, its Affiliates or a third-party auditor appointed by Expedia or any of its Affiliates may carry out penetration testing of any environment that is part of Decolar’s information technology systems, including associated data, interfaces, databases, middleware, operating systems, network and storage infrastructure, peripherals, as well as third party software (whether packaged or not), and hardware required to operate the foregoing to identify and analyze any potential security vulnerabilities, flaw or operational weaknesses and review Decolar’s information security, data protection, disaster recovery, business continuity and confidentiality policies, procedures and safeguards, provided that it coordinates the conduct of such testing with Decolar and uses reasonable efforts to minimize the disruption to Decolar as a result of such testing. Expedia shall be permitted to conduct four (4) penetration tests in any rolling twelve (12)-month period.
(b)In carrying out the penetration testing, Expedia may use a third-party contractor to perform the tests provided that such third-party contractor has entered into a non-disclosure agreement with Expedia regarding the conduct and results of the penetration test.
(c)Decolar will cooperate with Expedia in planning and performing penetration testing, as well as in the prompt remediation of any vulnerabilities detected as a result of penetration testing.
(d)All costs of any penetration testing carried out pursuant to this Section 5.2.3 shall be borne and paid solely and in their entirety by Expedia.
6.INTELLECTUAL PROPERTY; LICENSE
6.1Display of Expedia Information.
6.1.1During the Term, in connection with all Expedia Travel Products made available for booking or otherwise displayed or listed on any Decolar Platform, Decolar shall display the appropriate trademark or copyright for third parties (including Travel Supply Providers), information about or content describing the Expedia Travel Products, its material terms and conditions, seller of travel designations, the cancellation policies, rules, disclosures, regulations, rates, prices, Taxes, Tax recovery charges, services fees and other charges and fees for all offered Expedia Travel Products, as provided by Expedia, without addition to, revision, deletion or change of any sort whatsoever (“Expedia Information”).
6.1.2Decolar shall regularly refresh the Expedia Information on the Decolar Platform and, in any event, shall update the Expedia Information promptly (including withdrawing any out-of-date Expedia Information) and within 5 Business Days of a specific written request from Expedia to do so. Decolar will be liable for any claims brought by any third parties as a result of Decolar’s failure to update the Expedia Information within 5 Business Days of a receipt of such a request.

6.1.3Decolar shall display the GBV in the currency which is provided in the Expedia API. Decolar may only convert the GBV into any alternative currency if that currency has not been made available in the Expedia API, and in which case, Decolar must ensure that any conversion into an alternative currency is calculated in accordance with the currency conversion rate published by Bloomberg (or another credible conversion rate with Expedia’s prior written consent) at the time the Expedia Information is displayed on a Decolar Platform. Decolar will be liable for any claims brought as a result of any currency conversion that breaches this Section 6.1.3.
6.2Cross License in Trademarks and Materials. Subject to the terms of, and for the duration of this Agreement, each Party (the “Licensor”) hereby grants the other Party (the “Licensee”) a non-exclusive, non-transferable (except as provided in Section 15.12), royalty-free, worldwide license to use, distribute, reproduce, perform and display such of the Licensor’s and its Affiliates’ Trademarks and all images, text and other copyrighted materials (collectively, “Materials”) Licensor furnishes to Licensee for use under this Agreement.
6.3Expedia Intellectual Property. Subject to the terms and for the duration of the Agreement, Expedia hereby provides to Decolar license rights in the intellectual property associated with the Expedia API, including, without limitation, the Expedia Travel Solution, Expedia Travel Products, Expedia Specifications, Voyager Tool or any other Expedia content provided under this Agreement (collectively, the “Expedia Intellectual Property”) to use such Expedia Intellectual Property in accordance with this Agreement. The license rights granted herein comprise of a non-exclusive, non-transferable (except as provided in Section 15.12), royalty-free, worldwide license to use, distribute, reproduce, perform and display Expedia Intellectual Property, Expedia Trademarks, Expedia’s Affiliate’s trademarks and all images, text and other content Expedia furnishes to Decolar for use pursuant to this Agreement.
6.4Use of Trademarks and Materials. During the Term, each Party will (a) submit to the other Party all proposed uses (other than materials disseminated solely on an internal basis) of the other Party’s Trademarks or Materials, and (b) not publish or otherwise engage in any use of the other Party’s Trademarks or Materials without the other Party’s prior written consent. Each Party will comply with the other Party’s requirements regarding the format and placement of its Trademarks, including as set forth in any Trademark use guidelines provided in writing by the other Party. Neither Party will take any action to register or otherwise challenge or interfere with the other Party’s interests in its Trademarks. Unless specifically provided for herein, neither Party will adopt or otherwise use any Trademark that is similar to, or likely to be confused with, any of the other Party’s Trademarks. All goodwill from each Party’s use of the other Party’s Trademarks will inure to the benefit of the other Party.
6.5Voyager Tool.
6.5.1Expedia hereby grants to Decolar and its Affiliates a revocable, non-exclusive, non-transferable (except as provided in Section 15.12), royalty-free, worldwide license to use the voyager tool developed by Expedia (“Voyager Tool”) solely for the purpose of providing customer care and support pursuant to Section 2.1.8 of this Agreement related to Expedia Travel Products and booking of Expedia Travel Products for End Users. Decolar may not use the Voyager Tool other than as specified in, and subject to, this Section 6.5 without the prior written consent of Expedia. Decolar has no right (and shall not permit any third party) to copy, adapt, reverse engineer, decompile, disassemble, modify, adapt or make error corrections to the Voyager Tool in whole or in part except to the extent that any reduction of the Voyager Tool to human readable form (whether by reverse engineering, decompilation or disassembly) is necessary for the purposes of integrating the operation of the Voyager Tool with the operation of other software or systems used by Decolar in furtherance of the business arrangement described herein.
6.5.2Decolar hereby acknowledges that the Voyager Tool as well as all accompanying materials including training and other supporting documents (together the “Voyager Materials”) are the proprietary and confidential property of Expedia and Decolar shall not, without Expedia’s consent, disclose the Voyager Tool or the Voyager Materials as well as the existence and use of it by Decolar in any manner whatsoever, in whole or in part, and shall not be used other than as contemplated by this Agreement. Further, Decolar and its Affiliates will share the Voyager Tool or the Voyager Materials only with those persons within its company (and its advisors) who need to know the Voyager Tool or the Voyager Materials for the purpose of assisting in the performance of this Agreement and who are informed of, and agree to be bound by the terms hereof as if a party to, this Agreement. In addition, access to the Voyager Tool and Voyager Materials shall be limited to those users in receipt of access credentials provided by Expedia, which shall be strictly for use by the recipient only. Sharing of access credentials is strictly prohibited. Without prejudice to any other rights or remedies available to Expedia or its Affiliates, if Decolar is in material breach of this Section 6.5.2, Expedia will notify Decolar of such breach and allow Decolar ten days to remedy such breach. In the event that Decolar does not remedy such breach within ten days, Expedia may restrict access to the Voyager Tool and the Voyager Materials with immediate effect. Expedia shall have the right, in its sole discretion, to modify the access levels and permissions with respect to the actions Decolar and its Affiliates are permitted to take in connection with their use of the Voyager Tool.
6.6Reservation of Rights. Each Party reserves all rights not expressly granted herein. As between the Parties: (a) Decolar is the owner of and reserves all right, title and interest in and to any Decolar Platform (other than Expedia’s Trademarks and Expedia’s Materials therein), the Decolar Platform, the Decolar API, the Decolar Platform, Decolar’s Trademarks and all of Decolar’s Materials; and (b) Expedia is the owner of and reserves all right, title and interest in and to the Expedia Specifications, the Expedia API, Expedia Travel Solution, Expedia’s Trademarks and all Expedia’s Materials.
7.REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:
7.1.1it has all necessary corporate or similar power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement;
7.1.2the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action;
7.1.3this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms (assuming due execution of this Agreement by the other Party), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles;
7.1.4the execution and delivery of this Agreement does not violate any Laws of any jurisdiction or the terms or conditions of any other contracts to which it is a party or by which it is otherwise bound; and

7.1.5no approval, order, consent of or filing with any Governmental Authority is required on the part of such Party in connection with its execution and delivery of this Agreement or the performance of its obligations under this Agreement.
7.2Sanctions Regimes.
7.2.1Each of Decolar, Decolar Parent and Guarantors represents and warrants that it is not and will not provide the Expedia Travel Products, or any information related thereto, to any entity incorporated in or resident in a country subject to economic or trade sanctions by the U.S. State Department or U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) the United Nations Security Council, the European Union and her Majesty’s Treasury or are listed as a Sanctions Target, except as permitted by Law, license or exemption.
7.2.2The Parties agree that each shall take responsibility for screening individuals and entities with which it contracts, pays or receives payment from in connection with this Agreement to ensure before dealing with them that such individuals and entities are not listed as Sanctions Targets and to ascertain whether such individuals and entities are listed on OFAC’s Sectoral Sanctions Identifications List (“SSI List”) and establish and operate a process to do so. Upon the other Party’s request, within 30 days, the requested party shall provide information and documents regarding its screening processes and tool, its program for compliance with Sanctions & Trade Controls, and the results of its screening activities to the requesting party or its designated representative for review. Expedia shall not provide to Decolar Expedia Travel Products which contracted to Expedia by Sanctions Targets and Expedia will continue to screen against the pertinent lists, at such intervals as it reasonably considers necessary, in order to ensure the above. In case any Expedia Travel Product is contracted to Expedia by Sanctions Target, Expedia shall cease to offer to Decolar such Expedia Travel Product and shall relocate or otherwise remediate any affected travelers in accordance with Expedia’s practices and policies.
7.2.3Any material breach by Decolar, Decolar Parent, or any Guarantor of this Section 7.2 arising from a Travel Booking shall be deemed a material breach of this Agreement, and Expedia may immediately terminate this Agreement unless such breach has been cured within ten (10) days of notice of its occurrence.
7.3Compliance with Laws. Each Party represents and warrants that it shall comply in all material respects with all Laws, including Privacy Laws, applicable to the performance of such Party’s obligations pursuant to this Agreement.
7.4EXPEDIA DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE EXPEDIA SPECIFICATIONS, TRAVEL PRODUCTS AND THE EXPEDIA API ARE PROVIDED BY EXPEDIA AND ITS AFFILIATES “AS IS” AND WHERE AVAILABLE, AND NEITHER EXPEDIA NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE SAME. EXPEDIA AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES, OBLIGATIONS AND LIABILITIES ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE EXPEDIA SPECIFICATIONS, THE EXPEDIA API AND THE EXPEDIA TRAVEL PRODUCTS, INCLUDING WITHOUT LIMITATION ANY: (A) IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (C) IMPLIED WARRANTY OF NON-INFRINGEMENT. NEITHER EXPEDIA NOR ANY OF ITS AFFILIATES WILL HAVE ANY LIABILITY TO DECOLAR OR ANY OF ITS AFFILIATES OR ANY END USER RELATING TO: (1) ANY FAILURE OF THE SYSTEMS OF EXPEDIA OR ITS AFFILIATES OR ANY THIRD

PARTY THAT RESULTS IN THE FAILURE OR INABILITY TO PROCESS A TRANSACTION; (2) THE QUALITY OF THE EXPEDIA TRAVEL PRODUCTS PROVIDED BY TRAVEL SUPPLY PROVIDERS TO CUSTOMERS; OR (3) DECOLAR’S FAILURE TO MEET ITS PAYMENT OBLIGATIONS.
7.5DECOLAR DISCLAIMER. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE DECOLAR TRAVEL PRODUCTS AND THE DECOLAR API ARE PROVIDED HEREUNDER BY DECOLAR AND ITS AFFILIATES “AS IS” AND WHERE AVAILABLE, AND NEITHER DECOLAR NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO THE SAME. DECOLAR AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES, OBLIGATIONS AND LIABILITIES ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE DECOLAR SPECIFICATIONS, THE DECOLAR API AND THE DECOLAR TRAVEL PRODUCTS, INCLUDING WITHOUT LIMITATION ANY: (A) IMPLIED WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR (C) IMPLIED WARRANTY OF NON-INFRINGEMENT. NEITHER DECOLAR NOR ANY OF ITS AFFILIATES WILL HAVE ANY LIABILITY HEREUNDER TO EXPEDIA OR ANY OF ITS AFFILIATES OR ANY END USER RELATING TO: (1) ANY FAILURE OF THE SYSTEMS OF DECOLAR OR ITS AFFILIATES OR ANY THIRD PARTY THAT RESULTS IN THE FAILURE OR INABILITY TO PROCESS A TRANSACTION; (2) THE QUALITY OF THE DECOLAR TRAVEL PRODUCTS PROVIDED BY TRAVEL SUPPLY PROVIDERS TO CUSTOMERS; OR (3) EXPEDIA’S FAILURE TO MEET ITS PAYMENT OBLIGATIONS.
8.COMPLIANCE; PROHIBITED ACTIVITIES; TERMS AND CONDITIONS; ADDITIONAL COVENANTS
8.1Licenses and Consents. Other than to the extent Expedia Travel Products are made available to book in single transactions unrelated to the booking of any other travel product or service, Decolar undertakes and warrants to Expedia that Decolar, and not Expedia or its Affiliates, shall be solely responsible for obtaining and maintaining all licenses, consents and other permissions (each, if any and whether regulatory or otherwise) and all financial security arrangements necessary for the performance of its obligations under this Agreement in respect of bookings of Expedia Travel Products in combination with other travel products and services provided and/or arranged by Decolar or any third party, including as part of a Package. Decolar shall be solely responsible for its own costs of complying with this Section 8.1.
8.2Expedia Licenses and Consents. Other than to the extent Decolar Travel Products are made available to book in single transactions unrelated to the booking of any other travel product or service, Expedia undertakes and warrants to Decolar that Expedia, and not Decolar or its Affiliates, shall be solely responsible for obtaining and maintaining all licenses, consents and other permissions (each, if any and whether regulatory or otherwise) and all financial security arrangements necessary for the performance of its obligations under this Agreement in respect of bookings of Decolar Travel Products in combination with other travel products and services provided and/or arranged by Expedia or any third party, including as part of a Package. Expedia shall be solely responsible for its own costs of complying with this Section 8.2.
8.3Prohibited Activities. Decolar shall not: (a) send unsolicited bulk e-mail or engage in other unethical or illegal marketing activities; (b) place on any site linked to any site of Expedia or its Affiliates, or associate Expedia or its Affiliates with, any material that is libelous or defamatory, capable of interpretation as discriminatory or of promoting such views, inappropriate for general and family viewing (e.g., sexually explicit materials, materials or opinions advocating violence, illegal activity or hatred, or any material the display of which may be unlawful in any jurisdiction) (c) tamper with the operation of the Expedia API or Voyager Tool or act in a fraudulent, deceptive non-genuine or illegitimate manner when using them or dealing with End Users; (d) not disparage us, our Affiliates or Travel Supply Providers; (e) not sell, redistribute, display, copy, adapt, reverse engineer, decompile, disassemble, make derivative works or error corrections or use in any manner (directly or indirectly) the Expedia API, Expedia Information, data or Websites (or our Affiliates websites) other than in accordance with this Agreement; (f) attempt to artificially increase the Marketing Fees in any way; (g) not take any action that we may, in our sole discretion, determine as imposing an unreasonable or disproportionately large load on the technology or infrastructure of the Expedia API, or attempt to circumvent or avoid any measure employed to prevent or limit access to the Expedia API and/or Voyager Tool (including using robots or any other method to systematically request data from us or our Affiliates); mislead or misrepresent to consumers as to the origin, affiliation or nature of its Websites, products or services, or misrepresent who it is acting for when contacting End Users including without limitation leading End Users to believe that Decolar is directly connected to any of the Travel Supply Providers. Decolar will allow and will take reasonable steps to prevent any direct or indirect extraction, repurposing and/or aggregation of the Travel Product data made available to Decolar under this Agreement (e.g., inclusion of Travel Product data in consolidated third party search results) without the prior written consent of Expedia. Decolar will not, without written consent from Expedia, use, publish or display any data, materials or other content from any Website owned or operated by Expedia or its Affiliates which is not received through the Expedia API.
8.4Restrictions.
8.4.1Decolar Restrictions. From and after the date of this Agreement, the following restrictions shall apply to Decolar:
(a)Predatory Advertising. Decolar will not use and will prohibit the use of Decolar Predatory advertising methods in relation to any Expedia Travel Product or Expedia brand in connection with the operation or promotion of the Decolar Platform. “Decolar Predatory” advertising means any method that creates or overlays links or banners on Websites, mobile devices, social media or any other channel through which the Decolar Platform allows access to the Expedia Travel Product (each a “Decolar Channel”), spawns browser windows, or any method invented to generate traffic from a Decolar Channel without that Decolar Channel owner’s knowledge, permission, and participation (e.g., keyword parsing browser plugins such as TopText and +Surf, banner replacement technology such as Gator, browser spawning technology that is not Website dependent).
(b)Restrictions on Online Use and Keyword Advertising. Decolar represents and warrants to Expedia that except for the limited, personal right to use Expedia’s Trademarks as set forth in this Agreement, or according to applicable Law, Decolar shall not register, display or use in any context or manner (directly or indirectly), any Expedia Trademark (including, without limitation, any misspelling, variant, translation, transliteration or script substantially similar or confusingly similar thereto), in any manner whatsoever (including without limitation, in any search engine marketing or optimization, in any domain name, social media handle, any other online/offline marketing, promotional activities or advertising, press releases, etc.) without first obtaining prior written approval from Expedia. Without limiting the foregoing, Decolar shall not engage in any paid marketing or promotional activities that have as their purpose to intentionally and knowingly divert customers or traffic specifically from Expedia or its Affiliates, and Decolar will not bid on any names that are present in URLs or Trademarks owned or used by Expedia or its Affiliates or any Expedia Travel Supply Provider, in each case in respect of the following brand names (and any other Expedia or affiliated brand names notified to Decolar from time to time): “Expedia”, “Expedia.co”, “Expedia.com”, “hotels.com”, “hoteles.com”, “hotel.com”, “hotels.co”, “hotel.co”, “venere”, “venere.com”, “hotwire”, “hotwire.com”, “egencia”, “trivago”, “carrentals.com”, “travelnow.com”, “condosavers.com”, “orlando.com” and “vacationspot.com” (and any misspelling or substantially similar or confusingly similar version thereof) for placement in any cost per click search engine or other search engine, search marketing platform, social media platform, or mobile applications’ digital distribution platform in which listing order or display is determined by payment to the search engine or other third party. Further, Decolar will not use any Trademarks or names that are present in URLs owned by Expedia or its Affiliates, in each case in respect of the following brand names: “Expedia”, “Expedia.co”, “Expedia.com”, “hotels.com”, “hoteles.com” “hotel.com”, “hotels.co”, “hotel.co”, “venere”, “venere.com”, “hotwire”, “hotwire.com”, “egencia”, “trivago”, “carrentals.com”, “travelnow.com”, “condosavers.com”, “orlando.com” and “vacationspot.com”, “travelocity”, “orbitz”, “cheaptickets”, “ebookers”, “wotif”, “homeaway.com” “VRBO”, “VacationRentals.com”, “Homelidays”, “Ownersdirect”, “Abritel HomeAway”, “FeWo-direkt”, “Toprural”, “bookabach”, “Stayz”, “travelmob” and “Alugue Temporada” (and any misspelling or substantially similar or confusingly similar version thereof), in keyword meta tags on any pages of the Decolar Website(s) or any other Websites or channels owned and/or operated by Decolar. If Expedia or its Affiliates receive a request from its or their suppliers requesting that Decolar cease bidding on a supplier Trademark or name or names present in a URL owned by such supplier, then Decolar will, at the request of Expedia, either (i) cease bidding upon such name or names or (ii) cease sourcing supplier’s inventory from Expedia and notify Expedia in writing of the same (it being agreed that such cessation shall in no way affect Decolar’s obligations and restrictions under this Agreement).
(c)Third Parties. Decolar’s rights hereunder are subject in all respects to the terms of any agreement or other arrangement between Expedia or its applicable Affiliates, on the one hand, and any third-party supplier (e.g., travel supply provider, technology provider, or service provider), and Decolar shall comply with the terms of such agreement to the extent Expedia communicates to Decolar in advance such terms or restrictions contained in such agreement or the general principles underlying such terms or restrictions with reasonable specificity for purposes of allowing Decolar to comply therewith. The Parties will cooperate to enable Expedia to communicate the restrictions set forth in such agreements or the general principles underlying such terms and restrictions, as applicable, to Decolar and to enable the Parties to address any issues of non-compliance by Decolar with such agreements. To the extent Decolar or any of its Affiliates or representatives breach any term or restriction of any agreement or arrangement to which the first sentence of this Section 8.4.1 applies, Expedia and its Affiliates shall have the right to immediately suspend that feature or other aspect of the services to which such breach relates until such time as the breach is cured or is otherwise addressed to the reasonable satisfaction of Expedia, upon which (to the extent permitted by the applicable contract) Expedia shall promptly restore the feature or other aspect of the service.
(d)Exclusivity as to Certain Providers. [***].
(e)Customers. Decolar shall not misrepresent who Decolar is acting for when contacting customers including (as an example only) leading customers to believe that it is directly connected to any Travel Supply Provider. Decolar shall not make or allow Travel Bookings other than in response to a specific request by a customer. Decolar also acknowledges that any Travel Booking is between the customer and the Travel Supply Provider, and may not be canceled or otherwise amended without the consent of the serviced customer except as otherwise provided herein. In addition, Decolar acknowledges that Travel Bookings of more than 8 rooms (unless otherwise stated) with the same Travel Supply Provider for the same stay dates (a “Group Booking”) may not be made by Decolar, or customers via the Expedia API. In the event a customer requires a Group Booking, Decolar will notify Expedia and follow its relevant process. Any Group Booking made in breach of this clause may be canceled by Expedia and any applicable cancellation fees will be applied.
8.4.2Restrictions on Online Use and Keyword Advertising. Expedia represents and warrants to Decolar that except for the limited, personal right to use Decolar’s Trademarks as set forth in this Agreement, or according to applicable Law, Expedia shall not register, display or use in any context or manner (directly or indirectly), the Decolar Trademarks (including, without limitation, any misspelling, variant, translation, transliteration or script substantial similar or confusingly similar thereto), in any manner whatsoever (including without limitation, in any search engine marketing or optimization, in any domain name, social media handle, any other online/offline marketing, promotional activities or advertising, press releases, etc.) without first obtaining prior written approval from Decolar. Without limiting the foregoing, Expedia shall not engage in any paid marketing or promotional activities that have as their purpose to intentionally and knowingly divert customers or traffic specifically from Decolar or its Affiliates, and Expedia will not bid on any names that are present in URLs or Trademarks owned or used by Decolar or its Affiliates or any Decolar Travel Supply Provider, in each case in respect of the following brand names (and any other Decolar or its Affiliates’ brand names notified to Expedia from time to time): “Despegar”, “Despegar.com”; “Decolar”, “Decolar.com”, “Viajes Falabella”, “Viajes Falabella.com”; “Best Day”, ”HotelDO”, “Stays”, “Koin”, “Viajanet” and all related domain extensions (including, without limitation, any misspelling or substantially similar or confusingly similar version thereof) and any other domain extension of property of Decolar, for placement in any cost per click search engine or other search engine, search marketing platform, social media platform, or mobile applications’ digital distribution platform in which listing order or display is determined by payment to the search engine or other third party. Further, Expedia will not use any Trademarks or names that are present in URLs owned by Decolar or its Affiliates, in each case in respect of the following brand names (and any other Decolar or its Affiliates’ brand names notified to Expedia from time to time): “Despegar”, “Despegar.com”; “Decolar”, “Decolar.com”, “Viajes Falabella”, “Viajes Falabella.com”, “Best Day”, “HotelDO”, “Stays”, “Koin”, “Viajanet” and all related domain extensions (including, without limitation, any misspelling or substantially similar or confusingly similar version thereof) and any other domain extension of property of Decolar, in keyword meta tags on any pages of the Expedia Website(s) or any other Websites or channels owned and/or operated by Expedia. If Decolar or its Affiliates receive a request from its or their suppliers requesting that Expedia cease bidding on a supplier Trademark or name or names present in a URL owned by such supplier, then Expedia will, at the request of Decolar, either (i) cease bidding upon such name or names or (ii) cease sourcing supplier’s inventory from Expedia and notify Decolar of such in writing.
8.5Packages and Room Rates. The provisions of Schedule 4 shall apply to Packages and use of Room Rates.
8.6Expedia Terms and Conditions. In connection with the making available of and booking of the Expedia Travel Products by End Users via the Expedia API on or through the Decolar Application or Decolar Platform, Decolar undertakes that the following terms and conditions will be reflected in the terms and conditions or privacy policy (as applicable) under which Decolar will make available the Expedia Travel Products to the End Users through the Decolar Application or Decolar Platform.
8.6.1Cancellation Policy. The End User agrees that the accommodation booking made is subject to the cancellation policy informed to End Users, which policy will conspicuously state that that Decolar’s suppliers may cancel bookings prior to their receiving payment for the bookings.

8.6.2Contracting Party. Save as set out below, the End User acknowledges and agrees that: (1) Travelscape, LLC (or any other Affiliate as we designate) shall be treated by any Tax authority in any pertinent jurisdiction as is the supplier to the End User in respect of an Affiliate-Collect Booking or Expedia-Sourced Travel Booking and the accommodation component of a Package for VAT (Value Added Tax) purposes as applied by Directive 2006/112/EC (where applicable); and (2) the applicable Travel Supply Provider is the supplier to the End User in respect of a Property-Collect Booking. With respect to (1) only and with respect to End Users located in Brazil and travelling within Brazil, Travelscape, LLC acts as a facilitator of the booking of the Expedia Travel Product, and the Travel Supply Provider is the supplier to the End User.
8.6.3Personal Data. The End User agrees that Decolar may transfer personal data belonging to the customer and other persons on behalf of whom the customer is making a booking of Expedia Travel Products to Expedia and/or its Affiliates for the purposes of facilitating the booking and providing after sales support (if any) of those Expedia Travel Products. These companies may be based outside of the country in which the End User resides and/or the country in which the information is collected and may not have the equivalent data protection standards to those where the information is originally located.
8.6.4Decolar will ensure that End Users will be informed about the applicable terms and conditions for exemptions of Travel Taxes, in countries that provide an exemption of such taxes for foreign tourists. Furthermore, Decolar will ensure the customer is informed that additional Travel Taxes may be charged separately by the Travel Supplier at the time of check-out if the End User does not satisfy all conditions for the provision of said exemption.
8.7Decolar Terms and Conditions. In connection with the making available of and booking of the Decolar Travel Products by End Users via the Decolar API and Expedia Application, Expedia undertakes that the cancellation policy terms and conditions will substantially be reflected in the terms and conditions and privacy policy (as applicable) under which Expedia will make available the Decolar Travel Products to the End Users via any Expedia Platform. Expedia will be solely liable for any variation between the cancellation policies provided to Expedia by Decolar and those that are offered by Expedia to the End Users or displayed on the Expedia Platform.
8.8Insurance. Decolar agrees to obtain as soon as reasonably practicable following the date of this Agreement, and in any event to obtain no later than ninety (90) days, to the extent it is commercially reasonable to do so, customary casualty insurance coverage in effect in respect of its operations in an amount that is consistent with best industry practice. Such insurance shall include cyber liability coverage, at limit not less than [***] in aggregate. Once obtained, Decolar shall maintain such insurance coverage during the Term, and to the extent permitted by Law, Decolar shall (i) name Expedia as an additional insured on any liability insurance policies on which it pays premiums, and deliver to Expedia certificates of insurance that verify compliance with the preceding clause i, or (ii) provide other evidence of insurance acceptable to Expedia in its sole discretion that indicates that Expedia will be covered by their insurance in the event of a claim relating to this Agreement.
8.9Expedia Actions. Expedia agrees to take all necessary actions to cause Expedia to perform its obligations under this Agreement. To the extent that Expedia is the beneficiary of any obligation under this Agreement, it shall be an express third-party beneficiary hereof and shall have the right to enforce the obligations owed to it hereunder.
9.INDEMNIFICATION

9.1Indemnification by Expedia. Expedia shall indemnify, defend and hold harmless Decolar, its Affiliates and its and their respective directors, officers, employees, agents, subcontractors and assigns (collectively, the “Decolar Indemnified Parties”) from and against any and all claims, suits, actions, demands, and proceedings of any kind threatened, asserted or filed by any third Person (collectively “Claims”) against any Decolar Indemnified Party and any damages, losses, expenses, liabilities or costs of any kind (including reasonable legal fees, witness fees and court costs) incurred in connection with such Claims, arising out of or relating to:
9.1.1any infringement or misappropriation, or alleged infringement or misappropriation, of any Intellectual Property Right of a third Person arising from Decolar’s or Expedia’s use, sale, display, performance, distribution, or other exploitation of the Expedia Travel Products or Expedia Trademarks, including the rights and licenses granted under Section 6 hereof;
9.1.2any breach by Expedia of its representations and warranties under Section 7.1, 7.2 or Section 7.3;
9.1.3any contracts or arrangements between any third Person and Expedia and any of its Affiliates, including any breach or alleged breach of the terms or conditions of such contracts and/or arrangements;
9.1.4any display or use of the Decolar Travel Products that is not in accordance with the terms of this Agreement or in compliance with Laws; and
9.1.5any liabilities of Expedia for Taxes and Unclaimed Property Liabilities, including any liabilities for Taxes and Unclaimed Property Liabilities for which Expedia is responsible pursuant to the terms of this Agreement, but excluding any liabilities for Taxes and Unclaimed Property Liabilities for which Decolar is responsible pursuant to this Agreement.
9.2Indemnification by Decolar. Decolar Parent shall indemnify, defend and hold harmless Expedia, its Affiliates and its and their respective directors, officers, employees, agents, subcontractors and assigns (collectively, the “Expedia Indemnified Parties”) from and against any and all Claims against any Expedia Indemnified Party and any damages, losses, expenses, liabilities or costs of any kind (including reasonable legal fees, witness fees and court costs) incurred in connection with such Claims, arising out of or relating to Expedia:
9.2.1any infringement or misappropriation, or alleged infringement or misappropriation, of any Intellectual Property Right of a third Person arising from Expedia’s use, sale, display, performance, distribution, or other exploitation of the Decolar Travel Products and Decolar Trademarks, including the rights and licenses granted under Section 6;
9.2.2any breach by Decolar of Sections 7.1, 7.2 or 7.3;
9.2.3any breach by Decolar, its Affiliates or any third party to which Decolar is allowed to redistribute Expedia Travel Products, of the terms of its third party or Expedia’s Travel Supply Providers’ supplier contracts;
9.2.4any display or use of the Expedia Information or the Expedia Travel Products that is not in accordance with the terms of this Agreement or in compliance with Laws;
9.2.5any liabilities of Decolar for Taxes and Unclaimed Property Liabilities, including any liabilities for Taxes and Unclaimed Property Liabilities for which Decolar is responsible pursuant to the terms of this Agreement, but excluding any liabilities for Taxes and Unclaimed Property Liabilities for which Expedia is responsible pursuant to this Agreement; and
9.2.6any breach by Decolar or its Affiliates, or any third party to which Decolar is allowed to redistribute Expedia Travel Products, of the terms set forth in Section 8.
9.3Process. If either Party seeks indemnification (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) pursuant to Section 9.1 or Section 9.2, as applicable, the Indemnified Party shall: (a) give prompt written notice to the Indemnifying Party of the Claim; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 9 except to the extent that it has been materially prejudiced by such failure; and (b) grant to the Indemnifying Party sole control of the defense or settlement of such Claim; provided, however, that (x) Expedia shall control any Claims relating to Expedia Travel Solution Taxes, any additional Taxes imposed on or payable by Expedia or any of its Affiliates arising out of failure by Decolar, with respect to any Expedia-Sourced Travel Bookings booked after the date of this Agreement, to display Taxes as provided by Expedia in accordance with Section 6.1, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities and shall keep Decolar reasonably informed about material developments with respect to such Claims as reasonably requested by Decolar and (y) except with respect to Claims relating to Taxes described in clause (x) above, the Indemnifying Party shall not settle any Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld) where such settlement would involve an admission of wrongdoing by or result in continuing liability for the Claim on the Indemnified Party. The Indemnified Party shall, at the Indemnifying Party’s expense, reasonably cooperate with the Indemnifying Party in the provision of any information or assistance reasonably requested by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party advised of the status of any such Claim and of its defense or settlement negotiation efforts and shall afford the Indemnified Party a reasonable opportunity to review and comment on significant actions planned to be taken by the Indemnifying Party on behalf of the Indemnified Party. The Indemnified Party shall have the right to select its own counsel to participate at its own expense in any such defense without waiving the indemnification provided by the Indemnifying Party; provided, however, that the Indemnifying Party retains sole control of the defense and, solely with respect to the payment of monetary amounts and not with respect to any admission of liability or other requirement, the settlement of such Claim to the extent covered by the indemnification provided herein.
9.4Travel Solution Taxes.
9.4.1For any Expedia-Sourced Travel Bookings booked after the date of this Agreement, the Parties agree and acknowledge that (i) all Expedia Travel Solution Taxes shall be borne by Decolar in the same proportion as the Marketing Fee (not taking into account any reduction pursuant to Section 9.4.2, any right of set-off or otherwise) bears to Gross Profit and (ii) all Expedia Incremental Taxes that are Travel Solution Taxes will be borne solely by Decolar. Notwithstanding anything to the contrary in this Agreement, including other subsections of this Section 9, (a) neither Party shall be required to indemnify, defend or hold harmless the other Party or its Affiliates or its and their respective directors, officers, employees, agents, subcontractors and assigns for Travel Taxes (including Expedia Travel Solution Taxes) or Losses related to Travel Taxes except pursuant to Sections 9.1.1, Section 9.1.5, Section 9.2.4, Section 9.2.6 and this Section 9.4, and (b) the indemnity obligations of the Parties with respect to Travel Taxes are subject to this Section 9.4.1.
9.4.2Payments.

(a)Decolar’s share of any and all Expedia Travel Solution Taxes, and any and all Expedia Incremental Taxes that are Travel Solution Taxes, in each case, no matter when incurred, assessed or otherwise paid, will be taken into account in determining, and will reduce, the Marketing Fees paid to Decolar pursuant to Section 3.2; provided that, for the avoidance of doubt, Decolar will not also have to pay any such Expedia Travel Solution Taxes or Expedia Incremental Taxes that are Travel Solution Taxes (to the extent taken into account to reduce the Marketing Fees paid to Decolar) directly to a taxing authority.
(b)Each Party will be responsible for Travel Taxes (not including Expedia Travel Solution Taxes and Expedia Incremental Taxes) with respect to its own bookings and shall indemnify the other Party for such non-Expedia Travel Solution/Incremental Travel Taxes.
9.4.3Defense of Claims. Except as set forth in this Section 9.4.3, each of the Parties is responsible for defending Claims against it or its Affiliates for Travel Taxes that are not Expedia Travel Solution Taxes or Expedia Incremental Taxes. Each Party is also responsible for defending Claims filed against it before the date of this Agreement. If, after the date of this Agreement, a Claim is filed against Decolar (i) that includes Expedia Travel Solution Taxes and other Travel Taxes (including with respect to bookings of Decolar made after the Term), Decolar is responsible for defending that Claim to the extent it relates to such other Travel Taxes, and Expedia is responsible for defending that Claim to the extent it relates to Expedia Travel Solution Taxes, or (ii) that includes Expedia Incremental Taxes and other Travel Taxes (including with respect to bookings of Decolar made after the Term), Decolar is responsible for defending that Claim to the extent it relates to such other Travel Taxes and Expedia is responsible for defending that Claim to the extent it relates to Expedia Incremental Taxes, or (iii) solely with respect to bookings of Decolar other than Transactions (and not relating to any Expedia Travel Solution Taxes or Expedia Incremental Taxes), Decolar is responsible for defending that Claim. For the avoidance of doubt and notwithstanding anything herein to the contrary, Expedia shall have the sole right to control the conduct of any Claim (or portion thereof) in respect of or relating to Expedia Travel Solution Taxes or Expedia Incremental Taxes and any Claim filed against Expedia or any of its Affiliates. Subject to the cost-sharing provisions set forth in Section 9.4.4, the Party responsible for defending the Claim will bear the cost and expenses of defending that Claim. The Parties will cooperate with each other to provide all transaction, data, contracts with third-party suppliers and other information with respect to relevant bookings. Notwithstanding anything herein to the contrary, Decolar shall not be entitled to control the defense or settlement of any Claim relating to the ’Expedia Travel Solution Taxes, Expedia Incremental Taxes or Expedia Travel Unclaimed Property Liabilities, or, unless required by applicable Law, participate in the defense of such Claim.
9.4.4Government Communications. Each Party shall provide prompt notice and a copy of any communications received from a Governmental Authority to the other Party with respect to any audit or inquiry by a Governmental Authority, or other contest with respect to any Expedia Travel Solution Tax, any additional Taxes imposed on or payable by Expedia or any of its Affiliates arising out of failure by Decolar, with respect to any Expedia-Sourced Travel Bookings booked after the date of this Agreement, to display Taxes as provided by Expedia in accordance with Section 6 or Expedia Incremental Tax. Decolar will not correspond with any Governmental Authority in relation to any Expedia Travel Solution Tax, any additional Taxes imposed on or payable by Expedia or any of its Affiliates arising out of failure by Decolar, with respect to any Expedia-Sourced Travel Bookings booked after the date of this Agreement, to display Taxes as provided by Expedia in accordance with Section 6.1, or Expedia Incremental Tax without first consulting with Expedia, including allowing Expedia to review and comment on such correspondence and to make any amendments that Expedia reasonably requires, to the extent permitted by applicable Law. Expedia will provide Decolar with such information as Decolar reasonably requires for the purposes of such correspondence.
9.4.5Financial Responsibility. Notwithstanding anything to the contrary contained herein, (i) if, pursuant to Section 9.4.3, Expedia is responsible for defending and controlling a Claim that includes only Expedia Travel Solution Taxes, then Decolar will be financially responsible for the costs and expenses incurred by Expedia in connection with such Claim in the same proportion as the Marketing Fee paid to Decolar for the periods to which such Expedia Travel Solution Taxes relate (not taking into account any reduction pursuant to Section 9.4.2, any right of set-off or otherwise) bears to Gross Profit for the periods to which such Expedia Travel Solution Taxes relate and (ii) if, pursuant to Section 9.4.3, Expedia is responsible for defending and controlling a Claim that includes both Transactions and bookings other than Transactions, then each Party will be financially responsible for the percentage of the costs and expenses incurred by Expedia equal to the quotient of (x) the number of such Party’s bookings other than Transactions for the period at issue in such contest, (y) divided by the total number of Transactions and bookings other than Transactions at issue in such contest for the same period. In addition, Decolar shall also pay a portion of the costs and expenses incurred by Expedia related to defending the portion of any such Claim that relates to Transactions. The amount of such additional costs and expenses to be paid by Decolar will be an amount equal to (x) the quotient of (i) the total number of Transactions for the period at issue in such contest, divided by (ii) the total number of Transactions and bookings other than Transactions at issue in such contest for the same period, (y) multiplied by the percentage obtained by dividing the Marketing Fee paid to Decolar with respect to the same period by the Gross Profit with respect to such period, (z) multiplied by the costs and expenses incurred by Expedia. Notwithstanding any of the foregoing or anything else herein to the contrary, Decolar shall be financially responsible for any and all costs and expenses incurred by Expedia relating to the defense and conduct of any Claim (or portion thereof) that relates to Expedia Incremental Taxes (and the application of the foregoing provisions of this Section 9.4.5 shall be appropriately modified to give effect to this sentence). Any reimbursement of legal fees to be paid by one Party to the other Party pursuant to this Section 9.4.6 shall be paid within thirty (30) days of receiving a copy of the invoices provided to the controlling party for such fees and confirmation from the controlling party that it is required to pay such fees.
9.4.6Filing of Returns. The Parties acknowledge and agree that Expedia shall determine, in its discretion, the amount of, and any requirements to withhold, collect or remit, any Expedia Travel Solution Taxes and any Expedia Incremental Taxes and shall take all actions it deems necessary or appropriate in connection therewith. Subject to the preceding sentence, Decolar (or its relevant Affiliate) shall collect any and all Expedia Travel Solution Taxes and Expedia Incremental Taxes (in its capacity as Merchant of Record), prepare and timely file all Tax Returns required to be filed by Decolar or its relevant Affiliate to any Expedia Travel Solution Taxes or Expedia Incremental Taxes and timely remit the Taxes shown as due on such Tax Returns. If Decolar is required by Law to file any such Tax Returns, subject to the first sentence of this Section 9.4.6, the Parties shall cooperate in good faith and in a commercially reasonable manner to determine the appropriate course of action. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any Expedia Travel Solution Taxes or Expedia Incremental Taxes.
9.4.7Reserved Liabilities. With respect to any liability or potential liability for Expedia Travel Solution Taxes, Expedia Incremental Taxes or Expedia Travel Unclaimed Property Liabilities (and, in each case, any Losses relating thereto) for which Expedia has established a reserve pursuant to FASB Accounting Standards Codification 450, or any successor thereto, as amended or revised from time to time, in accordance with the Accounting Policies and Procedures (a “Reserved Liability”), Decolar shall not be entitled to dispute, except pursuant to the audit rights provided under

Section 2.1.3(d) of this Agreement, the amount of its share of such Expedia Travel Solution Taxes, Expedia Incremental Taxes or Expedia Travel Unclaimed Property Liabilities determined by Expedia pursuant to this Section 9.4.7 or Section 12.2 relating to such Reserved Liability. As soon as commercially practicable after the end of each fiscal quarter, Expedia shall inform Decolar of the aggregate amount of any Reserved Liabilities, as well as the aggregate amount of any Reserved Liabilities that have been released. Notwithstanding anything to the contrary in this Agreement, none of Expedia, its Affiliates or its Representatives shall be required to disclose any information relating to the foregoing to Decolar, its Affiliates, its Representatives or any other third party if such disclosure would, on advice of Expedia’s counsel: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement. Upon Expedia’s reasonable request in connection with any audit of Expedia’s financial statements, Decolar will confirm in writing its liability for its share of any Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities (and in each case, any Losses relating thereto) determined by Expedia pursuant to this Section 9.4.7 or Section 12.2 relating to any such Reserved Liability. Decolar’s liability for its share of any Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities (and, in each case, any Losses relating thereto) shall survive the termination of this Agreement. Without limiting Expedia’s rights pursuant to this Section 9 or Section 12, with respect to any Reserved Liability, Decolar will pay its share of such Expedia Travel Solution Taxes, Expedia Incremental Taxes and Expedia Travel Unclaimed Property Liabilities (and, in each case, any Losses relating thereto) within ten (10) days of written notice of a Final Determination with respect to such Reserved Liability, regardless of whether such Final Determination occurs before or after termination of this Agreement; provided, however, that Decolar shall not be required to pay any amount pursuant to this Section 9.4.7 until such time as Expedia is actually required to pay such Taxes to the relevant Governmental Authority. Nothing in this Section 9.4.7 shall be interpreted as limiting Expedia’s rights under this Agreement to reduce, or set off any amounts against, the Marketing Fee Payable to Decolar. For the avoidance of doubt, this Agreement, including this Section 9.4.7, except as otherwise provided in Section 9.4.3, allows Decolar to control the defense or settlement of any Claim relating to bookings of Decolar that are not Transactions, whether made prior to, during or after the Term.
10.LIMITATION OF LIABILITY
10.1Disclaimer of Consequential Damages. IN NO EVENT WILL ANY PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, INCLUDING FOR ANY LOST REVENUE OR LOST PROFITS OR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 10 SHALL NOT APPLY TO ANY LIABILITY OF A PARTY ARISING FROM (a) ACTIONS THE LIABILITY FOR WHICH CANNOT BE LIMITED UNDER LAW, SUCH AS A PARTY’S FRAUD, INTENTIONAL MISREPRESENTATION, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, (b) AN AWARD OF DAMAGES AGAINST AN INDEMNIFIED PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM OR (c) ANY AMOUNT OF DAMAGES SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT. THE TOTAL AGGREGATE LIABILITY OF EXPEDIA FOR ALL CLAIMS ARISING IN CONTRACT, EQUITY OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE GREATER OF: (A) THE TOTAL

MARKETING FEES PAID OR PAYABLE BY EXPEDIA TO DECOLAR UNDER THIS AGREEMENT IN THE MOST RECENT TWELVE (12) MONTH PERIOD PRECEDING THE EVENTS GIVING RISE TO SUCH LIABILITY; AND (B) ONE-HUNDRED THOUSAND DOLLARS ($100,000).
11.TERM AND TERMINATION
11.1Term. The initial term of this Agreement will commence on the Effective Date and will terminate on December 31, 2034 (the “Initial Term”). The Agreement will be automatically renewed thereafter for successive one-year terms (each, a “Renewal Term”) unless either Party provides at least thirty (30) days advance written notice of non-renewal (the Initial Term and any Renewal Terms, collectively, the “Term”).
11.2Termination.
11.2.1Mutual Termination. This Agreement may be terminated at any time by the mutual written consent of Expedia and Decolar. In addition, after the Initial Term, either party may terminate this Agreement for convenience upon 30 days’ written notice to the other party. After the termination of the Initial Term, the Termination Payment will not apply, under any circumstances.
11.2.2Termination by Decolar. This Agreement may be terminated by Decolar by providing written notice of such termination to Expedia in the following circumstances:
(a)Transaction Shares. On or after the first date on which Expedia or any of its Affiliates ceases, collectively, to hold all of the Transaction Shares, unless the disposition of such Transaction Shares was (i) approved by a majority of the Decolar board of directors that were not designated by Expedia, (ii) involuntary or (iii) the result of an action taken by Decolar or any of its Affiliates (e.g., a stock buyback, reverse stock split, merger, share exchange or other transaction resulting in the change in form of the Transaction Shares).
(b)Obligations under Other Transaction Agreements. If Expedia or any of its Affiliates materially breaches its obligations, if any, under Section 3.14 of the Investors' Rights Agreement, which breach is not cured within 60 days' written notice.
(c)For Convenience. At any time upon 30 days’ written notice if concurrently with such termination Decolar pays or causes to be paid to Expedia by wire transfer of immediately available funds to such account as Expedia shall designate, an amount equal to $125 million; provided, however that such $125 million payment obligation will expire for any terminations after the Initial Term.
(d)Minimum Service Level. The Expedia API is at all times non-responsive to the Decolar Platform for a period of three consecutive months.
(e)Material Breach. If Expedia materially breaches or defaults in the obligation to make any payment when due hereunder, and such default is not remedied within thirty (30) days of the receipt of written notice from Decolar.
For the avoidance of doubt, in the event of termination by Decolar pursuant to the foregoing clauses (a), (b), (d) or (e), Decolar shall not be required to make the payment of the $125 million as described in this Agreement.

11.2.3Termination by Expedia. This Agreement may be terminated by Expedia by providing written notice of such termination (specifying the date on which such termination is to occur) to Decolar in the following circumstances:
(a)Obligations under Other Transaction Agreements. If Decolar or any of its Affiliates materially breaches its obligations under any other Transaction Agreement (it being agreed that any breach of Section 3.7(b) of the Investors’ Rights Agreement shall be deemed to be material), which such breach is not cured within 60 days after receipt of written notice from Expedia to Decolar concerning such breach.
(b)Minimum Bookings. If the Expedia Share of Wallet is less than [***]% for a given Measurement Period or less than [***]% for two Measurement Periods during the Term (each, a “SoW Termination Event”); provided that, in the event that Decolar acquires any Acquired Entity, Expedia’s right to terminate the Agreement pursuant to this Section 11.2.3(b) shall be temporarily suspended for a 12-month period after such acquisition to the extent the SoW Termination Event is caused by Acquired Entity Travel Bookings which have not been transitioned as contemplated by Section 2.1.11.
(c)Change of Control of Decolar. If a Change of Control occurs, provided that for the purposes of this Section 11.2.3(c), the date specified in the written notice of termination shall occur no sooner than three (3) months after the date that such Change of Control occurs, and after such termination, Expedia shall consider reasonable extensions of such date up to an aggregate of six (6) months from the date of the termination notice to provide additional time for the integration of a new lodging supplier (any such period which this Agreement continues pursuant to this Section 11.2.3(c), the “Transition Term”); provided, further, that if Expedia terminates this Agreement pursuant to this Section 11.2.3(c), then during the Transition Term and any time thereafter, (i) Decolar shall not disclose, make available or otherwise provide any Expedia Customer Personal Data, or any analytics derived therefrom, to any Strategic Party, any direct or indirect Affiliate of a Strategic Party, or their respective directors, employees, managers or representatives; and (ii) any Strategic Party that acquires Decolar will have no right to modify, amend or otherwise revise any of the terms of this Agreement.
(d)Marketing Fees. If the Marketing Fees payable by Expedia are less than [***].
(e)Material Breach. If Decolar materially defaults in the performance of, or fails to perform in a material manner, any of the following obligations, and such default is not remedied within thirty (30) days of the receipt of written notice from Expedia:
(i)Decolar’s obligation to make any payment when due hereunder;
(ii)Decolar’s representation set forth in Section 7.2 (Sanctions Regimes) shall cease to be true and correct;
(iii)Decolar’s obligations under Section 6.1, Section 8.1, Section 8.3, Section 8.4.1(d), Section 8.6, and Section 8.8; or
(f)Bankruptcy Event. Upon a Bankruptcy Event.
11.3Effect of Termination; Survival.
11.3.1Upon the expiration of the Term, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except (a) any provision which expressly or by its nature survives termination of this Agreement shall survive such termination of this Agreement, and (b) no termination of this Agreement shall relieve any Party of any liability for damages from a material breach prior to such termination.
11.3.2If this Agreement is terminated by Expedia pursuant to Sections 11.2.3(a), 11.2.3(b), 11.2.3(d) or 11.2.3(e), prior to the end of the Initial Term, then Expedia may, in its sole and absolute discretion, by providing written notice thereof in connection with such termination, in lieu of seeking its available remedies at Law or equity, require Decolar to pay, or caused to be paid, to Expedia by wire transfer of immediately available funds, an amount equal to $125 million (the “Termination Payment”); provided that notice of such termination and demand for the Termination Payment must be delivered to Decolar no later than 60 days (or as otherwise mutually agreed by the parties) following Expedia’s actual knowledge of the event giving rise to such termination. In the event that Expedia fails to provide such 60 days’ notice (or a notice period as otherwise mutually agreed by the parties) pursuant to the preceding proviso, then Expedia may not use the applicable event as the basis for asserting a termination right under Section 11.2.3 after such 60-day period. Decolar shall make payment of the Termination Payment within sixty (60) days of receiving written notice of termination by Expedia. Decolar agrees that the agreements in this Section 11.3.2 are an integral part of this Agreement, and that, without these agreements, Expedia would not enter into this Agreement. Accordingly, if Decolar fails promptly to pay the amount due under this Section 11.3.2 and, in order to obtain such payment, Expedia commences a suit that results in a judgment against Decolar for such amounts, Decolar shall pay interest on such amounts from the date the payment of such amounts was due to the date of actual payment at the Interest Rate in effect on the date such payment was due, together with the reasonable expenses of Expedia in connection with such suit.
12.TAXES.
12.1Transaction Taxes on Payments Between the Parties. Notwithstanding any provision in this Agreement to the contrary:
12.1.1Transaction Tax Responsibility. Decolar shall be responsible for, and shall pay when due (as Decolar shall determine in its reasonable discretion are required to be paid under applicable Law), any Transaction Taxes incurred with respect to any amounts payable or deemed payable to Decolar pursuant to this Agreement and all related Losses. Notwithstanding anything to the contrary herein and for the avoidance of doubt, all sums payable or deemed to be payable by Expedia to Decolar pursuant to this Agreement shall be deemed to be inclusive of any Transaction Taxes. Subject to Section 12.1.3, (i) Expedia shall be responsible for, and shall pay when due (as Expedia shall determine in its reasonable discretion are required to be paid under applicable Law), any Transaction Taxes incurred with respect to any amounts payable or deemed payable to Expedia pursuant to this Agreement and all related Losses and (ii) for the avoidance of doubt, all sums payable or deemed to be payable by Decolar to Expedia pursuant to this Agreement shall be deemed to be inclusive of any Transaction Taxes.
12.1.2Transaction Tax Returns. Each Party shall prepare and timely file, at such Party’s own expense, all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Tax Returns”) related to any Transaction Taxes and, subject to Section 12.1.1, shall timely pay the Transaction Taxes shown as due on such Tax Returns, which filings and payments shall be determined under Law by such Party in its reasonable discretion. The Parties shall cooperate with each other in a commercially reasonable manner to the extent reasonably requested and legally permitted (i) to minimize any Transaction Taxes and (ii) with regard to the preparation and filing of any Tax Return related to Transaction Taxes. Each Party shall be responsible for any penalties or additions arising from such Party’s (i) failure to file or to timely file a Tax Return related to Transaction Taxes and (ii) failure to pay or to timely pay to a Governmental Authority any Transactions Taxes.
12.1.3If and to the extent that Expedia (and/or its Affiliates) is deemed to make a supply to Decolar for Transaction Tax purposes and Transaction Tax is or becomes chargeable in respect of such supply, the consideration for such supply shall be deemed to be exclusive of such Transaction Taxes. In addition to any other consideration for such supply, Decolar shall pay to Expedia (and/or Expedia’s Affiliate) a sum equal to the amount of any Transaction Taxes chargeable.
12.1.4The Parties anticipate, and shall use all reasonable efforts to secure, that the Marketing Fees payment to Decolar are not subject to Transaction Taxes in any jurisdiction. Decolar shall charge any Transaction Taxes on any supplies it makes to Expedia only if and to the extent that a tax authority in the relevant jurisdiction subjects such supplies to Transaction Taxes.
12.1.5Except as otherwise required by applicable Law, Decolar shall not issue any invoices which expressly or implicitly state that Decolar is making a supply of Expedia’s Travel Products, whether on a standalone basis or as part of a Package, to the customer.
12.1.6Neither Decolar nor any of its Affiliates shall account to any Tax authority for Travel Tax on the basis that it (or any of its Affiliates) are the supplier to the End User of the accommodation underlying the Bookings.
12.2Taxes and Unclaimed Property Liabilities on Transactions by or for End Users of Decolar.
12.2.1Expedia Travel Solution Taxes. The Parties agree and acknowledge that all responsibility for Expedia Travel Solution Taxes and Expedia Incremental Taxes that are Travel Taxes are addressed by the provisions of Section 9.4.
12.2.2Expedia Unclaimed Property Liabilities. The Parties agree and acknowledge that with respect to Unclaimed Property Liabilities, if any, relating to or associated with Transactions or Expedia-Sourced Travel Bookings (“Expedia Travel Unclaimed Property Liabilities”), Decolar shall be responsible for such Expedia Travel Unclaimed Property Liabilities, if any, in the same proportion as the Marketing Fee (not taking into account any reduction pursuant to Section 9.4.2, any right of set-off or otherwise) bears to Gross Profit. Expedia shall be responsible, at its own expense, for the preparation and filing of any returns, forms or similar documents and filings in connection with Expedia Travel Unclaimed Property Liabilities, if any.
12.2.3Expedia Incremental Taxes. The Parties agree and acknowledge that Decolar shall be responsible for any and all Expedia Incremental Taxes.
12.2.4Withholding. Expedia and Decolar shall be entitled to deduct and withhold from any payment required to be made pursuant to this Agreement any Taxes that are required to be deducted or withheld with respect to such payment under any applicable Law (a “Withholding Tax”). Each Party shall deliver to the other Party, prior to receipt of any payment hereunder, duly completed and signed copies of any necessary Tax forms, including Internal Revenue Service Forms W-9, W-8BEN-E or W-8ECI or other appropriate version of Form W-8, as applicable, or any similar information satisfactory to the other Party to establish that the payment is not subject to any Withholding Tax, including backup withholding, or is entitled to an exemption from, or reduction of, such withholding, as applicable. Thereafter, the Parties shall (a) promptly notify each other of any change in circumstances of which they become aware that would cause any withholding to apply or would modify or render invalid any claimed exemption or reduction of withholding, and (b) take any commercially reasonable action that may be necessary to avoid any requirement to make any deduction or withholding. All amounts deducted and withheld pursuant to this Section 12.2.4 shall be treated as paid to the Party receiving payment for purposes of Section 3. To the extent that any amounts paid pursuant to this Agreement are not reduced by such deductions or withholdings, the Party receiving payment shall indemnify the other Party and its Affiliates for any amounts imposed by any Governmental Authority, together with any costs and expenses related thereto (including any related Losses), except in the case of penalties, interest, additions to Tax and related costs to the extent that such failure to withhold is the result of gross negligence or willful misconduct of such other Party. Notwithstanding any of the foregoing, (x) to the extent that any payments to Expedia hereunder are made by any Person other than Decolar or a U.S. Affiliate of Decolar (including, for the avoidance of doubt, any non-U.S. Affiliate of Decolar) or out of any jurisdiction other than the United States or Uruguay, and any Withholding Tax is required to be deducted or withheld with respect to such payment, such Person shall pay such additional amounts to Expedia as may be necessary such that Expedia receives, after all deduction or withholding for any applicable Withholding Taxes (including any Withholding Taxes deducted or withheld with respect to any payment of additional amounts required to be paid pursuant to this sentence), such amount as Expedia would have received had no Withholding Tax been required to be so deducted or withheld and (y) to the extent that any payments to Decolar hereunder are made by any Person other than Expedia or a U.S. Affiliate of Expedia (including, for the avoidance of doubt, any non-U.S. Affiliate of Expedia) or out of any jurisdiction other than United States, and any Withholding Tax is required to be deducted or withheld with respect to such payment, such Person shall pay such additional amounts to Decolar as may be necessary such that Decolar receives, after all deduction or withholding for any applicable Withholding Taxes (including any Withholding Taxes deducted or withheld with respect to any payment of additional amounts required to be paid pursuant to this sentence), such amount as Decolar would have received had no Withholding Tax been required to be so deducted or withheld.
12.3Right of Set-Off. Notwithstanding any provision in this Agreement to the contrary, Expedia shall have the right to reduce any amount payable to Decolar pursuant to this Agreement by (i) any Transaction Taxes required to be paid by Decolar hereunder, (ii) Decolar’s share of any Expedia Travel Solution Taxes, any Expedia Incremental Taxes (to the extent such Taxes were not already taken into account to reduce Decolar’s Marketing Fee) and Expedia Travel Unclaimed Property Liabilities and Decolar shall have the right to reduce any amount payable to Expedia pursuant to this Agreement by any Transaction Taxes required to be paid by Expedia hereunder.
12.4Survival. The provisions of this Section 12 and Section 9 shall survive with respect to any particular Tax or Claim for Unclaimed Property Liabilities until the later of (i) the expiration of the statute of limitations applicable to such Tax or Claim or (ii) a Final Determination with respect to such Tax or Claim. For purposes of this Agreement, a “Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made, (b) a closing agreement made under Section 7121 of the Code or any comparable provision of state, local or foreign Tax Law, (c) a final disposition by any Governmental Authority of a claim for refund, or (d) any other written agreement which results in an adjustment becoming final and prohibits such Governmental Authority from seeking any further legal or administrative remedies with respect to an adjustment.
12.5Cooperation. The Parties agree to cooperate with each other in a commercially reasonable manner with regard to Taxes.
12.6Refunds.

12.6.1Transaction Taxes. Decolar shall be entitled to all refunds of any Transaction Taxes that Decolar has paid to any Governmental Authority, including any interest paid with respect thereto and Expedia shall be entitled to all other refunds of Transaction Taxes. Expedia will consider in good faith taking such actions as Decolar reasonably requests (at Decolar’s expense) to obtain any refund of Transaction Taxes to which Expedia is entitled under the Laws of the relevant taxing jurisdiction.
12.6.2Expedia Travel Solution Taxes. The Parties acknowledge and agree that Expedia shall determine, in its discretion, all actions that it deems necessary or appropriate in connection with any refunds of Expedia Travel Solution Taxes or Expedia Incremental Taxes.
12.7Reimbursement. If either Party receives a refund of Expedia Travel Solution Taxes, Expedia Incremental Taxes or Transaction Taxes (including any interest related thereto), such Party shall reimburse the other Party for such other Party’s share of such refund of Transaction Taxes, Expedia Travel Solution Taxes or Expedia Incremental Taxes paid by such other Party (such share to take into account Section 9.4, 12.1 or 12.2 as the case may be, and any other reimbursements made by one Party to the other Party) within sixty (60) Business Days of receipt of such refund.
12.8Tax Remittance. If any jurisdiction’s Tax Laws require the platform facilitating the Bookings, whether referred to as a marketplace facilitator, accommodations platform, hosting platform, intermediary, or other similar term, to remit Tax on the Booking transaction, the following provisions apply:
12.8.1The parties agree that Expedia will be deemed the platform facilitating the Travel Booking responsible for Travel Tax, even if the payment is facilitated by Decolar.
12.8.2Regardless of whether Expedia exercises its exclusive right to control the defense or settlement of any legal or administrative investigation, audit or other proceeding related to Travel Taxes under Section 9.4.3, if a taxing authority asserts Decolar or any of its Affiliates is responsible for Taxation, Expedia will provide an attestation that it is registered and remitting Travel Taxes as the platform facilitating the Booking, upon request.
13.DISPUTE RESOLUTION
13.1Dispute Resolution Process. In the case of any Disputes under this Agreement, the Parties shall first attempt in good faith to resolve all Disputes by informal discussions before initiating any legal action. Representatives of each Party shall meet to discuss the resolution of the Dispute. If they are unable to do so within thirty (30) days of notice from one Party to the other Party regarding the Dispute and requesting a meeting, the Dispute shall be escalated to the senior divisional management of each Party, and if unresolved at the end of ten (10) Business Days thereafter, the Parties shall submit the Dispute to binding arbitration in accordance with the terms and conditions of Section 13.2.
13.2Arbitration. Without prejudice to Section 15.4, any Dispute arising out of or relating to this Agreement, or the breach thereof, which cannot otherwise be resolved as provided above shall be resolved by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “Arbitrator”) (or, solely to the extent the Arbitrator is no longer operating at the time of such Dispute, any other major international arbitration institution agreed by the Parties) and judgment upon the award rendered by the arbitral tribunal may be entered in any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules; provided, however, that if either Party requests the arbitration to be conducted by a panel of three arbitrators, one will be appointed by each Party and the third will be appointed in accordance with such rules. The place of arbitration shall be New York, New York, United States of America, unless the Parties shall have agreed to another location within fifteen (15) calendar days from the first referral of the dispute to the Arbitrator. The decision or award made by the arbitrator or arbitrators shall be written, final and binding, and the Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. The costs of any arbitration, including administrative fees and fees of the arbitrator or arbitrators, shall be shared equally by the Parties, unless otherwise specified by the arbitrator or arbitrators. If the Party initiating the arbitration is determined in the arbitral award to have lost the Dispute, such Party shall pay the other Party’s attorneys’ and expert fees. Otherwise, each Party shall bear the cost of its own attorneys’ and expert fees. Each Party retains the right to seek judicial assistance: (a) to compel arbitration; and (b) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings contemplated by this Section 13.2 shall be as confidential and private as permitted by Law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section 13.2, and deem that all materials submitted in connection with such proceedings are for the purpose of settlement and compromise; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by Law (including any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which the Receiving Party’s securities are listed or quoted).
14.RELEASES/PUBLICITY
Neither Party shall issue or make, or permit to be issued or made, any publicity, advertising, press release, public statement or announcement or public communication of any kind, in whatever form, regarding this Agreement, or any aspect or terms thereof, or the relationship between the Parties without the Parties’ joint prior written approval except as may be required by applicable Law or any rule, regulatory or policy of a national securities exchange, in which case commercially reasonable efforts to consult with the other Party shall be made prior to any such release or public statement.
15.GENERAL
15.1Compliance with Anti-Corruption Laws. In connection this Agreement, the parties hereto agree to (i) comply with the provisions of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act, and any amendments thereto, as well as any other applicable anti-corruption Laws adopted by countries where services are being performed, and (ii) not knowingly allow a third party to make any improper payments or to perform any act in violation of such Laws. Each party represents and warrants to the other that it has not been found by a court in any jurisdiction to have violated any such Laws.
15.2Non-Disparagement. During the Term and for a period of 2 (two) years following the expiration or earlier termination of the Term, each of the Parties, and any of their attorneys, agents, employees, representatives, assigns, contractors, successors in interest, related parties, or parties acting at their direction, agree that they shall not disparage or otherwise negatively comment on any of the other Party’s reputation, business operations, products, services or relationship with one another. This provision shall not preclude the Parties from making truthful statements when requested to do so in the normal course of business.
15.3Non-Solicitation. Each of the Parties agrees that, during the Term and for a period of one (1) year thereafter, neither Expedia nor Decolar (Expedia, on the one hand, and Decolar, on the other hand, each an “Employer” with respect to its Restricted Employee) shall, on behalf of itself or any other person, entity or organization, directly, or through its officers, directors, employees, agents or others, cause any other person to: (i) solicit or otherwise induce or influence any Restricted Employee to discontinue his or her employment or other relationship with his or her Employer or to enter into an employment or service arrangement of any kind with any person or entity other than his or her Employer, (ii) initiate contact with any Restricted Employee for the purpose of employing, soliciting for employment, or otherwise seeking to employ or retain such person, or (iii) assist or facilitate any person or business other than the applicable Employer in the hiring or recruitment of any Restricted Employee; provided, however, that the foregoing restriction is not being intended to prohibit any person from providing reference to a third party with respect to a Restricted Employee. “Restricted Employee” means any person who is an employee of Employer with whom the other Party has first come into contact in the course of their dealings under this Agreement. The foregoing restriction shall not apply to (i) the distribution of a job posting or other advertisement for a job in the ordinary course of business and the hiring of an employee that responds to such job posting or other advertising, (ii) the solicitation or hiring of an employee that has been terminated or has otherwise terminated or ceased his or her employment with that Employer prior to the solicitation or hiring or (iii) the employment of an employee who contacts an Employer on his or her own initiative.
15.4Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of Laws principles of such State (other than Section 5-1401 of the New York General Obligations Law).
15.5Right to Specific Performance. The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief in order to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.
15.6Records. In accordance with standard records retention business practices and policies in the industry, and in accordance with applicable generally accepted accounting standards, each Party shall keep all usual and proper records related to the performance of such Party’s obligations under this Agreement.
15.7Existing Agreement; Entire Agreement. This Agreement amends and restates the Existing Agreement, and all existing rights, obligations and payments thereunder, shall be governed by this Agreement as if this Agreement had been in effect at the time such rights, obligations and payments arose. This Agreement (including all Schedules thereto) constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, as to the subject matter hereof.
15.8Schedules. The schedules to this Agreement listed below are an integral part of this Agreement:

Schedule	Description
1	RESTRICTED LIST
2 3 4	GROSS PROFIT SHARE DATA PROTECTION ROOM RATES
15.9Notices. Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section 15.9 referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or through e-mail:
in the case of a Notice to Decolar at:
[***]
in the case of a Notice to Expedia at:
[***]
Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted; provided, however, that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. If the Notice is delivered or transmitted after 5:00 p.m. local time or if the day is not a Business Day, then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section 15.9.
15.10Relationship of Parties. The Parties are independent contractors and nothing in this Agreement will be deemed to create a partnership, joint venture, franchise or any agency relationship between any of the Parties. This Agreement is solely for the benefit of, and will be solely enforceable by, the Parties. This Agreement is not intended to confer any right or benefit on any third party. Except as set forth in Section 8.9, no action may be commenced or prosecuted against a Party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.
15.11Waiver. Unless explicitly set forth in this Agreement, no waiver of any term, condition or obligation of this Agreement will be valid unless made in writing and signed by the Party to which such performance is due. No failure or delay by any Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement will (a) constitute waiver of such term, condition or obligation, (b) preclude such Party from requiring performance by the other Party at any later time, or (c) be deemed to be a waiver of any other subsequent term, condition or obligation, whether of like or different nature.
15.12Assignment. This Agreement may not be assigned either directly or indirectly by operation of law or otherwise, by either Party without the prior written consent of the other Party; except, that either Party may assign this Agreement without consent to (a) an Affiliate or (b) in connection with a merger, reorganization, acquisition, sale of all or substantially all assets, or other Change of Control, in each case, provided the assignee agrees in writing to assume and be bound by this Agreement. Subject to the foregoing, this Agreement inures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns, and, following such succession or assignment, all references to a “Party” in this Agreement shall be deemed to include such successors and permitted assigns.
15.13Amendment. Except as otherwise expressly stated herein, this Agreement may be amended only in writing signed by Decolar and Expedia.
15.14Expenses. Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.
15.15Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all such reasonable assurances as may be reasonably required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments reasonably required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.
15.16Conflicts. In the event of any conflict or ambiguity between any term of this Agreement and any other Transaction Agreement or any other agreement with respect to the subject matter hereof, the terms of this Agreement will prevail.
15.17Force Majeure. Neither Party shall be liable to the other for any failure or delay in the performance of its obligations under this Agreement (save in respect of any obligation to pay any monies due) to the extent that such failure or delay arises due to reasons beyond such Party’s reasonable control (“Force Majeure Event”) which that Party is unable to reasonably avoid or provide against, provided always that the affected Party promptly notifies the other (where possible, in advance or within 48 hours from the event) of the cause and likely duration of the failure or delay and takes all reasonable steps, including (without limitation) implementation of its business continuity and disaster recovery plan to overcome the failure or delay as soon as possible. If either Party fails to perform or is delayed in performing its obligations due to a Force Majeure Event for 90 days or more, then the other Party shall be entitled to terminate this Agreement forthwith upon written notice.
15.18Guarantee.
15.18.1Decolar Parent and Decolar PubCo each agree (each, a “guaranteeing party”) that it irrevocably, absolutely and unconditionally guarantees to Expedia each and every obligation and liability of each other guaranteeing party hereunder, and the full and timely payment and performance of each other guaranteeing party’s obligations hereunder, in each case during the Term (the “Decolar Guaranteed Obligations”). This is a guarantee of payment and performance, and not merely of collection, and each of guaranteeing party acknowledges and agrees that the aforementioned guarantees are full and unconditional, and no release or extinguishment of any guaranteeing party’s obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of these guarantees. Each guaranteeing party as a guarantor of the Decolar Guaranteed Obligations, hereby waive for the benefit of Expedia, (a) any right to require Expedia, as a condition of its payment or performance under this Section 15.18.1, to proceed against Decolar, Decolar Parent, any Guarantor or any other person or pursue any other remedies whatsoever, (b) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, (c) any and all promptness, diligence, notice of the creation, renewal, extension or accrual of any of the Decolar Guaranteed Obligations and notice of or proof of reliance by Expedia upon this guarantee or acceptance of this guarantee and (d) any claim, right (including right of set-off), deduction or defense of any kind that any guaranteeing party may have or may assert under this Agreement. Each of the guaranteeing parties understands that Expedia is relying on the foregoing guarantee and joint and several liability in entering into this Agreement.
15.18.2Without limiting the generality of the foregoing, each of Decolar Parent and each Guarantor authorizes Decolar in its sole and absolute discretion, without any notice to or consent of each of Decolar Parent and each Guarantor and without in any way discharging, terminating, releasing, affecting or impairing the obligations of each of Decolar Parent and each Guarantor hereunder, to (a) amend, modify, extend or accelerate the time or manner of payment for or performance of the Decolar Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (b) release, discharge, compromise or make any settlement with Expedia in respect of the Decolar Guaranteed Obligations or (c) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided or any default thereunder.
15.18.3Each of Decolar Parent and each Guarantor represents and warrants to Expedia that (a) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (b) the execution and delivery by each of Decolar Parent and each Guarantor of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (c) this Agreement has been duly and validly executed and delivered by each of Decolar Parent and each Guarantor and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against each of Decolar Parent and each Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
15.19Effectiveness. This Agreement shall become effective, and amend and restate the Existing Agreement in its entirety, on the Effective Date; provided that (a) Sections 2.1.10 and 8.4.1(d) (except with respect to Decolar’s provision of hotel or travel products supply to, or acquisition of hotel or travel products supply from or marketing agreements with, an Excluded Provider pursuant to any agreements in effect as of the date hereof, which may continue until the Effective Date) shall become effective on the date hereof (b) Sections 3.3.2 and 3.5 shall amend and restate Sections 3.3.2 and 3.6 of the Existing Agreement on the date hereof.
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TRAVEL RESERVATIONS S.R.L

By________________________________
Name:
Title:

DECOLAR.COM, INC.

By________________________________
Name:
Title:

DESPEGAR.COM, CORP.

By________________________________
Name:
Title:

[Signature Page to Second Amended and Restated Lodging Outsourcing Agreement]

EXPEDIA, INC.

By________________________________
Name:
Title:
[Signature Page to Second Amended and Restated Lodging Outsourcing Agreement]

SCHEDULE 1
RESTRICTED LIST
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SCHEDULE 2
GROSS PROFIT SHARE
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SCHEDULE 3
DATA PROTECTION
1.Data Protection and PCI. Decolar and Expedia agree that, for the purposes of Applicable Data Protection Law:
a)in respect of the API End Customer Data, Expedia shall be processor and Decolar shall be the controller and we shall each comply with the data protection requirements as they apply to each of them (as applicable) (the “RAPID API Requirements”) set out in the ‘RAPID API – Processor DPA’ which can be found by following this link: https://legal.expediagroup.com/dfwes; and
b)Decolar and Expedia agree that for purposes of Applicable Data Protection Law in respect of the Merchant of Record Data (if applicable) each shall act as autonomous and independent controllers and shall each comply with the data protection requirements (the “MoR Requirements” and together with the RAPID Requirements, collectively, the “Requirements”) set out in the ‘Merchant of Record Data – Controller to Controller Agreement’ which can be found by following this link: https://legal.expediagroup.com/cpyzq.
Each link above may be amended from time to time provided that any changes to the Requirements will only be deemed to take effect under this Agreement upon notice pursuant to Section 15.9 of the Agreement. The Requirements are hereby incorporated by reference into this Agreement and a material breach of a Requirement shall be considered a material breach of this Agreement. Terms not defined in this Agreement including this Schedule 3 will have the meaning given to them in the relevant Requirements.

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SCHEDULE 4
ROOM RATES
1.Definitions
“Approved Transport Component” means one of the following travel services, separately provided by Decolar or Decolar third-party supplier: (i) air travel, (ii) rail travel which constitutes a substantial portion of the Package, (iii) car rental which constitutes a substantial portion of the Package or for at least the full duration of the stay period of the Travel Booking, (iv) an overnight cruise; or (v) bus where the length of the bus trip is 3 hours or more; and is equal or more in value to 25% of the Travel Booking.
“Closed User Group” means (i) any group of End Users that are members of and logged into a Decolar Approved Website (either on a session-by-session basis [***]), or (ii) Decolar internal call center agents who are logged into a Decolar Travel Platform.
“Cross Sell Package Rate” a rate (including Taxes) for an Expedia Travel Product which can be displayed to End Users solely in accordance with paragraph 2.2 of this Schedule 4 and which must not be modified by Decolar.
“Decolar Approved Website” any Website owned and operated by Decolar and/or its Affiliates.
“Mobile Rates” a promotional rate (including Taxes) for an Expedia Travel Product which can be displayed to End Users solely in accordance with paragraph 2.4 of this Schedule 4 and which must not be modified by Decolar.
“Fenced Rates” a promotional rate (including Taxes) for an Expedia Travel Product which can be displayed to End Users solely in accordance with paragraph 2.3 of this Schedule 4 and which must not be modified by Decolar.
“Package” means a booking made available to End Users consisting of a Travel Booking together with an Approved Transport Component; or (as applicable) a Travel Booking together with another Travel Booking in each case in accordance with this Agreement.
“Standard Package Rate” means a rate (including Taxes) for an Expedia Travel Product solely for use as part of a Package, in accordance with the restrictions in this Agreement and which must not be modified by Decolar.
2.1    Room Rates
2.    Expedia shall make available to Decolar the following Room Rates in accordance with the Expedia Specifications, the Agreement and the provisions below:
2.2    Standard Package Rates
Decolar shall: (a) not display nor make available Standard Package Rates to End Users for booking except as part of Packages (b) not display separate pricing of Standard Package Rates to customers at any time during the booking or confirmation processes (c) ensure that the final booking price for Standard Package Rates is equal to the Room Rate provided to Decolar by Expedia (provided that Decolar remains responsible for the final price of the Package); (d) ensure the Standard Package Rate can only applied in relation to the same trip to which the Approved Transport Component within the Package

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relates (including having no more rooms booked than the number of people to which the Approved Transport Component relates); and (e) retain proof of the inclusion of the Approved Transport Component within the Package for at least 30 days after the Transaction is made.
2.3    Cross Sell Package Rates
(a)    Cross Sell Package Rate with an Approved Transport Component.
Decolar may only display or make Cross Sell Package Rates available to End Users who have booked an Approved Transport Component via a Decolar Platform (“Transport Eligible End Customers”); as a separate transaction to the Approved Transport Component (which is clearly communicated to the Transport Eligible End User); and provided that: (i) the property to which the Cross Sell Package Rate relates is [***] (ii) the Cross Sell Package Rate can only be booked in relation to the same trip to which the Approved Transport Component relates and so must be within the same travel window; (iii) Decolar retains proof of the inclusion of the Approved Transport Component within the Package for at least 30 days after the Transaction is made; and (iv) Decolar retains reports of attachment rates of Cross Sell Package Rates with each Approved Transport Component. For the avoidance of doubt, [***], Decolar shall not display the rate for a Cross Sell Package Rate in any open and public marketing or promotional materials (whether written, oral or otherwise) whatsoever including in the cross-sell email to End Users without Expedia’s prior written consent.
(b)    Cross Sell Package Rate with a hotel Booking.
Decolar may only display or make Cross Sell Package Rates available to End Users who have made a Travel Booking via a Decolar Platform (“Hotel Eligible End Customers”); as a separate transaction to the Travel Booking (which is clearly communicated to the Hotel Eligible End User); and provided that: (i) [***]; (ii) [***]; (iii) Decolar retains proof of the inclusion of the Travel Booking for at least 30 days after the Transaction is made; and (iv) Decolar retains reports of attachment rates of Cross Sell Package Rates with each Travel Booking. Decolar shall: use a unique and separate profile for all Transactions of Cross Sell Package Rates; audit and manage Transactions under this Section and have the ability to restrict, upon Expedia’s prior written request any property or chain from Transactions under this Section. Expedia may provide notice at any time that Fenced Rates shall be used by Decolar for Transactions under this Section (being Packages created by a Travel Booking combined with a Travel Booking) rather than Cross Sell Package Rates and Decolar shall make all corresponding changes to a Decolar Platform to effect this change. Once this occurs, the provisions of Schedule 4, paragraph 4 shall apply. For the avoidance of doubt, [***], Decolar shall not display the rate for a Cross Sell Package Rate in any open and public marketing or promotional materials (whether written, oral or otherwise) whatsoever including in the cross-sell email to End Users without Expedia’s prior written consent
2.4    Fenced Rates
Decolar may only display Fenced Rates to End Users who have elected to participate in a Closed User Group. For the avoidance of doubt, [***], Decolar shall not display the rate for a Fenced Rate in any open and public marketing or promotional materials (whether written, oral or otherwise) whatsoever without Expedia’s prior written consent. Without prejudice to any other rights or remedies available to Expedia or its Affiliates, if Decolar is in material breach of this Section, Expedia will notify Decolar of such breach and allow Decolar five (5) Business Days to remedy such breach. If Decolar does not remedy such breach within five (5) Business Days, Expedia may restrict or completely withdraw access to Fenced Rates with immediate effect and, if any Travel Supply Provider terminates its agreement

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with Expedia as a result of such breach, Expedia may permanently restrict or completely withdraw access to such Fenced Rates.
2.5    Mobile Rates
Decolar may not display or make available such Mobile Rates to End Users except only through the Decolar Platform application for mobile devices or a mobile-device optimized version of the Decolar Platform.
(a)[***]
(b)    From time to time Expedia may make available to Decolar [***], subject to following conditions:
(c)    Decolar shall treat the existence of such [***];
(d)    Decolar shall not commence marketing (whether written, oral or otherwise) [***] and, in any event, Decolar shall never display [***] in any marketing or promotional materials (whether written, oral or otherwise) whatsoever;
(e)    Decolar shall ensure that the final [***] price is equal to [***];
(f)    Expedia reserves the right to [***]; and
(g)    Decolar may not include [***].
3.    [***]

4.    Breach
Without prejudice to any other rights or remedies available to Expedia or its Affiliates, if Decolar is in material breach of this Schedule 4, Expedia will notify Decolar of such breach and allow Decolar five (5) Business Days to remedy such breach. If Decolar does not remedy such breach within five (5) Business Days, Expedia may restrict or completely withdraw access to access to any Room Rates, comprising an individual hotel, group or chain of hotels as well as any Room Rates with immediate effect and, if any Travel Supply Provider terminates its agreement with Expedia as a result of such breach, Expedia may permanently restrict access to any Room Rates. In addition, Expedia may from time to time require internal Decolar collaboration to demonstrate its ongoing compliance with this Schedule 4. Decolar shall upon written request from Expedia, send copies of booking confirmations, booking details and give access to such other information, systems and/or documentation as is reasonably necessary to demonstrate Decolar’s compliance. Failure by Decolar to do so shall be deemed a breach of this Schedule 4. Furthermore, if Expedia receives a complaint or request from a Travel Supply Provider, Expedia may restrict or completely withdraw access to any Room Rates, comprising an individual hotel, group or chain of hotels as well as a Room Rate under Schedule 4 with immediate effect.

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